UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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East West Bancorp, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on May 19, 2020

TO THE STOCKHOLDERS OF EAST WEST BANCORP, INC.:

The Annual Meeting of Stockholders of East West Bancorp, Inc., a Delaware corporation (the “Company”), will be held on May 19, 2020, at 2:00 p.m. Pacific Time, at 135 N. Los Robles Ave., 6th Floor, Pasadena, California, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation for 2019;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

The Board of Directors of the Company has fixed the close of business on March 23, 2020 as the record date for the Annual Meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the Proxy Statement.

Properly signed and returned proxy cards permit each proxy holder to vote on any other business that may properly come before the Annual Meeting and at any and all adjournments thereof, in his or her discretion. As of the date of mailing, the Board of Directors of the Company is not aware of any other matters that may come before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE OR MAIL. Instructions for voting are described in the Company’s Proxy Statement for the Annual Meeting, Notice of Internet Availability of Proxy Materials and proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2020:

Pursuant to the Securities and Exchange Commission (“SEC”) rules related to the availability of proxy materials, the Company has made its Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 available on the Company’s corporate website at www.eastwestbank.com/annual. The proxy materials are also made available at www.envisionreports.com/EWBC.

We intend to hold our 2020 Annual Meeting of Stockholders in person. However, we are actively monitoring coronavirus (COVID-19) developments, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments are imposing and may continue to impose. For that reason, we reserve the right to change the date, time, and means of convening the 2020 Annual Meeting of Stockholders, including through remote communications. If we take this step, we will announce the decision to do so in advance, and details will be issued by press release, posted on our website at http://investor.eastwestbank.com/ and filed with the Securities and Exchange Commission (the “SEC”) as additional soliciting materials. Please monitor our website for updated information. If you are planning to attend our 2020 Annual Meeting of Stockholders, please check the website one week prior to the currently scheduled meeting date.

Due to the business disruption caused by COVID-19, we are making this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 available to stockholders of record at www.envisionreports.com/EWBC. On or about April 9, 2020, we will begin mailing to our stockholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This Notice also instructs you how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in this Notice.

This Proxy Statement and the enclosed Proxy and other enclosures will be mailed to our beneficial stockholders on or about April 13, 2020.

We appreciate your continued support of the Company.

By order of the Board of Directors,

DOUGLAS P. KRAUSE

Corporate Secretary

Pasadena, California

April 3, 2020

SUMMARY OF PROXY INFORMATION

Your Vote is Important

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2019 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report on Form 10-K”).

This Proxy Statement and the enclosed proxy card (the “Proxy”) are furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the annual meeting of stockholders to be held on May 19, 2020, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). Only stockholders of record on March 23, 2020 (“Record Date”) are entitled to vote in person or by proxy at the Annual Meeting. The mailing address of the Company’s principal executive office is 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.

Matters to be Considered and Vote Recommendation

We are asking stockholders to vote on the following matters at the 2020 Annual Meeting of Stockholders:

Matters for Stockholder Consideration	Our Board’s Recommendation

Proposal 1: Election of Directors (page 15)

To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified. The Board believes that the eight director nominees possess the necessary qualifications to provide effective oversight of the Company’s business and quality advice and counsel to our management.

FOR each Director Nominee

Proposal 2: Advisory Vote to Approve Executive Compensation (page 58)

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Executive Officers in 2019, as described in the Compensation Discussion and Analysis section and the tables that follow, beginning on page 29 of the Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 3: Ratification of Auditors (page 59)

The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

FOR

COMPANY HIGHLIGHTS

East West Bancorp, Inc. at a Glance

East West Bancorp, Inc. is the holding company for East West Bank (sometimes, the “Bank”) with total assets of $44.2 billion as of December 31, 2019. The Bank opened its doors in 1973 as a federally chartered savings institution to provide access to banking to the underserved immigrant Chinese-American community. Over the years, this market has grown and flourished and the Bank has grown and flourished right along with it. In 1995, the Bank converted its charter to a commercial bank to keep pace with its customers’ expanding commercial banking needs.

Since its public listing in 1999, the Company’s assets have grown from $2.1 billion to $44.2 billion and its net earnings have grown from $18 million to $674 million as of December 31, 2019. Starting with one small branch in the heart of Chinatown in Los Angeles, California, East West Bank today is one of the top 25 publicly traded banks in the country by market capitalization, and one of the largest independent banks headquartered in California serving a wide array of consumer and commercial interests. The Bank operates over 125 locations worldwide, including in the United States markets of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In Greater China, East West operates full-service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, and Xiamen. Since the Company’s inception, the size of its workforce has expanded from 370 to over 3,200 employees worldwide.

Over the years, the Bank has steadily evolved the sophistication of its banking products and services to remain relevant and connected to its customers and communities. As one of the only banks to focus primarily on the U.S. and Greater China markets, the Bank continues to expand its extensive global network of contacts and resources to bridge diverse financial needs in and between the world’s two largest markets.

Financial Highli+ghts

The Company had strong financial results for 2019. The sustained success of the Company’s customer focus and bridge model is reflected in the following financial results and rankings:

•	Record Revenue: Full year revenue of $1.7 billion in 2019, growing 5% year over year.

•	Record Loans: Total loans grew $2.4 billion, or 7.4%, to a record $34.8 billion as of December 31, 2019, from $32.4 billion as of December 31, 2018.

•	Record Deposits: Total deposits grew $1.9 billion, or 5.3%, to a record $37.3 billion as of December 31, 2019, from $35.4 billion as of December 31, 2018.

•	Among Best Banks in America: Ranked 11th of the 100 Best Banks in America by Forbes in 2020 and ranked in the Top 15 every year since 2010.[1]

_____________________

1 Forbes article dated January 22, 2020.

Community Highlights

Throughout its history, the Company has maintained an unwavering spirit of giving back to the communities in which it operates. The Bank has been proud to serve local communities by financing affordable housing, providing community development loans and lending to small businesses. The Company also recognizes that adopting environmentally responsible practices is part of good corporate governance and essential to local and global wellbeing. Accordingly, East West Bank has expanded its renewable energy commercial lending and banking business. Along with providing financing for clean energy companies, the Company also invests, through tax credit investments, in renewable energy projects to support a cleaner environment and greener planet.

In addition, the Bank has partnered with a diverse group of non-profit and community-based organizations to bring much-needed services to the underserved in the communities in which it operates. Moreover, the Bank encourages its employees to volunteer in their communities. As active volunteers, the Bank’s associates work alongside numerous local organizations to promote a variety of causes including affordable housing, financial literacy and the arts. The following are some examples of the Company’s recent community investments and social programs:

•	1 out of 3 East West Bank branches are located in low-to-moderate income areas.

•	$998 million in financing for affordable housing and homes in low-to-moderate income areas was provided in 2019.

•	7,171 small business loans made in 2019.

•	In 2019, East West Bank joined forces with Grameen America, a non-profit microfinance organization, to establish a new Grameen America branch in Long Beach, California to provide capital to low-income female entrepreneurs in underserved communities.

•	$46.9 million in corporate giving has been provided since 2010.

•	Over 32,947 volunteer hours were dedicated to CRA community development services since 2010.

Summary Information about Director Nominees

The following table provides summary information about each director nominee and continuing director as of March 31, 2020.

Name	Age	Director Since	Primary Occupation	A	B	C	E	N	R
Molly Campbell*	59	2014	Retired, Former Director of the Port Department of the Port Authority of New York and New Jersey	✓ FE		✓
Iris S. Chan*	74	2010	CEO of Ameriway		✓ Chair				✓ RE
Archana Deskus*	54	2019	Chief Information Officer, Intel Corporation						✓
Rudolph I. Estrada* (LD)	72	2005	CEO of Estradagy Business Advisors	✓	✓		✓		✓ Chair
Paul H. Irving*	67	2010	Chairman of the Milken Institute’s Center for the Future of Aging	✓	✓			✓
Jack C. Liu*	61	1998	Senior Attorney, Alliance International Law Offices			✓ Chair		✓
Dominic Ng	61	1991	Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank				✓ Chair
Lester M. Sussman*	65	2015	Vice President, Advisory Services of Resources Global Professionals	✓ Chair FE					✓ RE

A = Audit Committee; B = BSA/AML & OFAC Compliance Steering Committee; C = Compensation Committee; E = Executive Committee;

N = Nominating/Corporate Governance Committee; R = Risk Oversight Committee

* = Independent Director; LD = Lead Director; FE = Audit Committee Financial Expert; RE = Risk Oversight Committee Risk Expert

Director Dashboard

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include:

•	Seven of our eight director nominees and continuing directors are independent, with the exception of our Chief Executive Officer (“CEO”).
•	We have a long-standing commitment to diversity in our organization, as evidenced by our Board. Six of our eight director nominees and continuing directors are members of minority groups. Three of our eight director nominees and continuing directors are women.
•	Our Board has adopted and published guidelines for a Lead Director position to guide the Company’s oversight, which includes conducting regular sessions of independent directors.
•	The Audit, BSA/AML & OFAC Compliance, Compensation, Nominating/Corporate Governance, and Risk Oversight Committees are restricted to independent directors.
•	In 2019, all directors attended 100% of all meetings of the Board. The attendance rate at Committee meetings was also 100%.
•	The annual election of directors requires any director nominee who does not receive a sufficient number of votes to offer to resign. The Board, after considering the recommendation of the Nominating/Corporate Governance Committee, will determine whether or not to accept the resignation.
•	We have adopted formal Corporate Governance Guidelines reflecting our commitment to sound corporate governance.
•	We have a Code of Conduct for all directors, officers and employees of the Company.
•	We adopted an Environmental and Social Policy Framework governing our mission to support diversity, community wellbeing and sustainability.
•	We have meaningful Stock Ownership Guidelines for our directors and named executive officers officers (“Named Executive Officers” or “NEOs”).
•	Our Insider Trading Policy prohibits pledging or hedging of the Company’s common stock.
•	We conduct an annual “Say-on-Pay” vote.
•	We do not have a stockholder rights plan or a “poison pill” provision that some companies adopt to make it difficult for an acquirer to obtain control without the approval of the Company’s board.
•	Stockholders may call special meetings and the ownership threshold for stockholders to call a special meeting is 10% of our total outstanding common stock.
•	The Company has a continuing education program for its directors.
•	The Board regularly evaluates, at least annually, its overall effectiveness, committee assignments, Board refreshment, and governance and risk management practices.

Executive Compensation Highlights

We measure executive officer performance by evaluating both the achievement of specific financial goals and the long-term performance of the Company. We align the pay and performance of our executive officers to the success of our business and the interests of our stockholders. We do this by providing our executive officers short-term cash bonuses tied to our financial and strategic performance and also by granting long-term equity awards. The Company has a commitment to strong governance and transparent compensation practices. The Company continuously reviews its compensation practices to ensure that they are effective. Our executive compensation practices include the following features:

•	The majority of executive compensation is at risk and subject to performance metrics.
•	A substantial majority of the CEO’s compensation is long-term incentive compensation that is at risk and subject to performance metrics.
•	Our Stock Ownership Guidelines for Named Executive Officers include the requirement that the majority of stock grants must be held until retirement.
•	We do not provide “single trigger” change in control payments to our Named Executive Officers.
•	No tax gross-ups for change in control benefits.
•	The Company has the right to “claw back” any bonus payment or incentive award from the Named Executive Officers in the event of a restatement of the Company’s financial statements.
•	100% of the directors on our Compensation Committee are independent.
•	Our compensation consultants are independent from management.
•	We have transparent, objective peer and market comparative financial performance metrics aligned with stockholder interests.
•	We listen to and engage with our stockholders regarding executive compensation decisions and philosophy.
•	Our Board and Compensation Committee annually review and approve our compensation strategy.

VOTING INFORMATION AND QUESTIONS YOU MAY HAVE

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully.

What matters am I voting on?

You will be voting on:

•	The election of eight directors to hold office until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;
•	A non-binding advisory vote to approve the compensation paid to our Named Executive Officers for 2019, as described in this Proxy Statement;
•	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•	Any other business that may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the election of the nominees as directors;
•	FOR approval, on a non-binding, advisory basis, the compensation paid to our Named Executive Officers for 2019;
•	FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 23, 2020 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 142,006,764 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

•	Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this Proxy Statement was provided to you directly by us. As the stockholder of record, you have the right to delegate your voting directly to the individuals listed on the Proxy or to vote in person at the Annual Meeting.

•	Beneficial Owner: Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and this Proxy Statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy giving you the right to vote your shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	instruct the proxy holder or holders on how to vote your shares by using the internet voting site or the toll-free telephone number 1-800-652-VOTE (8683), 24-hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 19, 2020 (have your Proxy in hand when you visit the website or call);

•	instruct the proxy holder or holders on how to vote your shares by completing and mailing your Proxy to the address indicated on your Proxy (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or

•	vote by written ballot in person at the Annual Meeting.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate the various methods by which you may vote, including whether internet or telephone voting is available.

•	Brokerage firms and other intermediaries holding shares in street name for their customers are generally required to vote those shares in the manner directed by their customers. A “Broker Non-Vote” occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.

•	Absent timely direction from you, your broker, bank or other nominee will have discretion to vote your shares on “routine” matters only. The only “routine” matter to be decided at the Annual Meeting is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3).

•	Absent timely direction from you, your broker will not have discretion to vote on the other matters submitted for a vote at the Annual Meeting, which are the election of directors and the non-binding advisory vote to approve our executive compensation for 2019, as they are “non-routine” matters.

We intend to hold our 2020 Annual Meeting of Stockholders in person. However, we are actively monitoring coronavirus (COVID-19) developments, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments are imposing and may continue to impose. For that reason, we reserve the right to change the date, time, and means of convening the 2020 Annual Meeting of Stockholders, including through remote communications. If we take this step, we will announce the decision to do so in advance, and details will be issued by press release, posted on our website at http://investor.eastwestbank.com/ and filed with the SEC as additional soliciting materials. Please monitor our website for updated information. If you are planning to attend our 2020 Annual Meeting of Stockholders, please check the website one week prior to the currently scheduled meeting date of May 19, 2020.

Can I change or revoke my vote?

Yes. Subject to any rules that your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

•	entering a new vote via internet, smartphone or by telephone by 11:59 p.m. Eastern Time on May 19, 2020; or
•	returning a later-dated Proxy which must be received by the time of the Annual Meeting; or
•	completing a written ballot in person at the Annual Meeting.

If you are a stockholder of record, you may revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. The written notice of revocation may be hand delivered to the Company’s Corporate Secretary, or mailed to and received by East West Bancorp at 135 N. Los Robles Ave., 7th Floor, Pasadena, California 91101, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

•	submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by your broker, bank or other nominee; or

•	completing a written ballot at the Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. The persons named in the Proxy have been designated as proxy holders. When Proxies are properly dated, executed and returned, the shares represented by those Proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matter not described in the Proxy Statement is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy.

How many votes are needed for approval of each matter?

•	Proposal 1 — Election of Directors: The Company’s Amended and Restated Bylaws (“Bylaws”) provide for majority voting in uncontested director elections and plurality voting in contested director elections. Because this election is uncontested, each director nominee must be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” a nominee’s election exceeds the number of votes cast “Against” or to “Abstain” for that nominee. You may vote “For,” “Against,” or to “Abstain” with respect to each director nominee. Abstentions and Broker Non-Votes, if any, will have no effect on the outcome of this proposal.

•	Proposal 2 — Advisory Vote to Approve Executive Compensation: The non-binding advisory vote to approve the compensation paid to our Named Executive Officers in 2019 must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as votes “Against” this proposal. Broker Non-Votes, if any, will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board.

•	Proposal 3 — Ratification of Auditors: The ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020 must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker Non-Votes, if any, will have no effect on the outcome of this Proposal. We do not expect to receive Broker Non-Votes for this Proposal as brokers, banks and other nominees will have discretionary authority to vote shares for which street name stockholders do not provide voting instructions.

Are there any other matters presented for action at the Annual Meeting?

The enclosed Proxy confers discretionary authority with respect to matters incident to the Annual Meeting and any other proposals of which management did not have notice at least 45 days prior to the date on which the Company mailed its proxy material for last year’s annual meeting of stockholders. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted by the Proxy holders in accordance with the recommendations of the Board.

What happens if a director nominee does not receive a majority vote?

In an uncontested election, any director nominee who receives a greater number of “Against” votes than votes “For” the nominee’s election shall immediately tender to the Board his or her offer to resign from the Board. The Board, after taking into consideration the recommendation of the Nominating/Corporate Governance Committee, will determine whether or not to accept the resignation of any nominee for director who receives a greater number of “Against” votes than votes “For” the nominee’s election. In the event of a contested election, the director nominees who receive the largest number of votes cast “For” their election will be elected as directors.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

Abstentions and Broker Non-Votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

How are proxies solicited for the Annual Meeting? Who pays for the solicitation?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. Although there is no formal agreement to do so, we may reimburse brokers, banks and other nominees for their reasonable expense in forwarding these proxy materials to their principals. Proxies will be solicited principally through the mail, however, our directors, officers and employees may also solicit proxies personally, by telephone or via the internet. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

Is my vote confidential?

Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2020

Pursuant to the SEC rules related to the availability of proxy materials, the Company has made its Proxy Statement and Annual Report on Form 10-K available on the Company’s corporate website at www.eastwestbank.com/annual. Website addresses referenced herein are intended to provide inactive, textual references only, and the information on these websites is not part of this Proxy Statement.

I share an address with another stockholder, and we received multiple copies of the proxy materials. How can we obtain a single copy of the proxy materials?

Stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy in the future. To receive a single copy of the proxy materials, stockholders may contact us at:

East West Bancorp, Inc.

Attention: Investor Relations

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

Stockholders who hold shares in street name may contact their broker, bank, or other nominee to request information about “householding” (providing one copy of this Proxy Statement for all stockholders residing at one address).

In some cases, stockholders who hold their shares in street name and who share the same surname and address may receive only one copy of the proxy materials. If you would like to have a separate copy of the proxy materials mailed to you or receive separate copies of future mailings, please submit your request to your broker, bank or other nominee. We will deliver such additional copies promptly upon receipt of such request.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in the Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as final results become available.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1: Election of Directors

Proposal Snapshot

•         What am I voting on?

Stockholders are being asked to elect eight director nominees for a one-year term. This section includes information about the Board and each director nominee.

•         Voting recommendation:

FOR the election of each director nominee. We believe the combination of the various qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board. The director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Board of Directors and Nominees

Our business is managed under the direction of our Board, which is currently composed of eight members. One director, Herman Li, is retiring after 22 years of service and leadership and is not standing for re-election. The Board is nominating the eight director nominees discussed below to serve a one-year term, each of whom was recommended for reelection by the Nominating/Corporate Governance Committee.

We seek directors with strong reputation and experience in areas relevant to the strategy and operations of our businesses, particularly industries and growth segments that we serve, as well as key geographic markets where we operate. Each of the nominees for director holds or has held senior executive positions in financial services and/or large, complex organizations, and has operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development, as further described below.

We also believe that each of the nominees has other key attributes that are important to an effective Board, including: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its Committees.

The proposed nominees collectively bring a wide range of experience to the Board with a focus on our core business of being a financial bridge between the U.S. and Greater China. In addition, the proposed nominees reflect our heritage and leading role as one of the most diverse financial institutions in the country and the largest minority depository institution insured by the Federal Deposit Insurance Corporation (the “FDIC”). Our Board is representative of the rich ethnic diversity and multiculturalism that exists in the United States and in California, where we are headquartered. Of the eight persons being nominated as directors, six are members of minority groups, including three Asian-Americans, one African-American, one Hispanic-American and one Indian-American. Furthermore, we are committed to gender diversity on the Board, and three of our eight director nominees are women. We believe the director nominees represent one of the most diverse boards of publicly traded financial institutions in the U.S.

The following table presents certain information with respect to the Board’s nominees for director. All director nominees of the Company are also directors of the Bank, the Company’s principal subsidiary. All of the nominees have indicated their willingness to serve. Executive officers serve at the pleasure of the Board, subject to restrictions set forth in their employment agreements. For further details, see the “Other Compensation Policies and Information — Employment Agreements and Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

Director Nominees	Age	Year First Appointed	Committee Memberships	Current Term Expires
Molly Campbell *	59	2014	A (FE), C	2020
Iris S. Chan *	74	2010	B (Chair), R (RE)	2020
Archana Deskus *	54	2019	R	2020
Rudolph I. Estrada (LD)*	72	2005	A, B, E, R (Chair)	2020
Paul H. Irving *	67	2010	A, B, N	2020
Jack C. Liu *	61	1998	C (Chair), N	2020
Dominic Ng	61	1991	E (Chair)	2020
Lester M. Sussman *	65	2015	A (FE and Chair), R (RE)	2020

A = Audit Committee; B = BSA/AML & OFAC Compliance Steering Committee; C = Compensation Committee; E = Executive Committee;

N = Nominating/Corporate Governance Committee; R = Risk Oversight Committee

* = Independent Director; LD = Lead Director; FE = Audit Committee Financial Expert; RE = Risk Oversight Committee Risk Expert

None of the director nominees were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company. As of the date of this Proxy Statement, there were no directorships held by any director with a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, other than Mr. Ng, who is a director of Mattel, Inc., Ms. Campbell, who is a director of Granite Construction Inc. and Ms. Deskus who is a director of Cognizant.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director Nominee Qualifications and Experience

Our director nominees bring a balance of relevant skills to our Board including:

•	High Level of Financial Experience
•	Relevant Senior Leadership/Executive Officer Experience
•	Broad International Exposure/Emerging Market Experience
•	Diversity in Gender, Race and Ethnicity
•	Social and Corporate Governance Experience
•	Extensive Knowledge of the Company’s Business and/or Industry
•	Marketing Experience
•	Innovation/Technology Experience
•	Governmental or Geopolitical Expertise
•	Risk Oversight/Management Expertise
•	Information Technology, Cybersecurity and Privacy Expertise

Each of the director nominees currently serves on the Board. All were elected by the stockholders at the May 21, 2019 annual meeting of Stockholders except for Ms. Deskus, who joined the Board in October of 2019. If elected, each nominee will hold office until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified.

The principal occupation during the past five years of each director nominee is set forth below. Included in each director nominee’s biography below is an assessment of the specific qualifications, attributes, skills and experience of the nominee based on the qualifications described above. All director nominees have held their present positions for at least five years, unless otherwise stated.

Director Qualifications and Experience
Independent Retired, Former Director of the Port Department of the Port Authority of New York and New Jersey. Director Since 2014 Board Committees: • Audit • Compensation

Molly Campbell has almost 30 years of executive leadership experience, most recently as a 2019 Fellow with the Harvard University Advanced Leadership Initiative.  From 2015 through 2018, Ms. Campbell was the Director of the Port Department of the Port Authority of New York and New Jersey.  In that role, she was responsible for the operations and oversight of the largest seaport on the East Coast.  From 2007 through 2015, Ms. Campbell was Deputy Executive Director of the Port of Los Angeles.  She has also served as the Director of Financial Management Systems at the Los Angeles World Airports and the Director of Public Finance for the City of Los Angeles. Ms. Campbell is active in national and international logistics associations. She currently serves on the Board of Directors of Granite Construction Inc. The Company believes Ms. Campbell’s expertise and knowledge of global logistics, international trade and financial management well qualifies her to serve on our Board.

Independent CEO of Ameriway Director Since 2010 Board Committees: • BSA/AML & OFAC Compliance (Chair) • Risk Oversight

Iris S. Chan is currently the CEO of Ameriway, which she founded in 1989. Ameriway focuses on innovative investments and cross-border trade between North America and Asia. She was the former Executive Vice President and Group Head of Wells Fargo’s National Commercial Banking Group and a member of the Wells Fargo Management Committee. Earlier in her career, Ms. Chan held various management and international banking positions with Bank of America and Citicorp.

Ms. Chan is involved in many community and professional organizations. Currently, she is on the board of governors of the San Francisco Symphony. Ms. Chan has received various awards and recognition for her work. In 2007 and 2008, she was named one of the “25 Most Powerful Women in Banking” by American Banker magazine. Ms. Chan brings to the Board a deep understanding of commercial lending and credit risk oversight, in addition to her perspectives on U.S.–Asia cross-border trade and investment. The Company believes that Ms. Chan’s high-level executive and oversight experience in the financial services industry, including in financial oversight and internal controls, well qualifies her to serve on our Board.

Independent Chief Information Officer, Intel Corporation Director Since 2019 Board Committees: • Risk Oversight

Archana Deskus is currently the Chief Information Officer (“CIO”) of Intel Corporation. Since January 2020, she has been responsible for leading Intel’s global information technology (“IT”) operations and managing a staff of approximately 5,000 employees. From 2017 through 2019, she was Hewlett Packard Enterprise’s CIO, responsible for its IT infrastructure and technology resources. Prior to joining Hewlett Packard Enterprises, Ms. Deskus served as the CIO at Baker Hughes from 2013 to 2017. Ms. Deskus has also held CIO roles at Ingersoll-Rand, Timex Corporation, and United Technologies Corporation, giving her wide perspectives across various industries.

Ms. Deskus currently serves on the Board of Directors of Cognizant. In addition to her business experiences, Ms. Deskus has served on the boards of private and non-profit organizations including Junior Achievement of Southeast Texas, Tavant Technologies, and American Eagle Federal Credit Union. The Company believes that Ms. Deskus’ 30 years of information technology experience, as well as her insight and thought leadership in risk management, cyber security and innovation, well qualifies her to serve on our Board.

Independent

Lead Director, East West Bancorp, Inc. and East West Bank; CEO of Estradagy Business Advisors

Director Since 2005

Board Committees:

•         Audit

•         BSA/AML & OFAC Compliance

•         Executive

•         Risk Oversight (Chair)

Rudolph I. Estrada is the Lead Director of the Board of East West Bancorp, Inc. and East West Bank. Mr. Estrada is the Chief Executive Officer of Estradagy Business Advisors, a business and banking advisory group that serves small and medium-sized businesses. He has also served as a professor of business in the California State University system for over 35 years. He formerly served as the Los Angeles District Director for the U.S. Small Business Administration (“SBA”), the largest SBA district in the U.S., and was the former Presidential appointee serving as Commissioner on the White House Commission on Small Business. He currently serves on the boards of several corporate and non-profit organizations and is a Leadership Fellow with the National Association of Corporate Directors.

Mr. Estrada brings to the Board valuable small business lending and public service perspective, a focus on the prudent management and operations of businesses in a heavily regulated environment, and a comprehensive knowledge of corporate governance. The Company believes that Mr. Estrada’s extensive management and executive experience in both the public and private sectors well qualifies him to serve on our Board.

Independent Chairman of the Milken Institute’s Center for the Future of Aging Director Since 2010 Board Committees: • Audit • BSA/AML & OFAC Compliance • Nominating/Corporate Governance

Paul H. Irving is chairman of the Milken Institute’s Center for the Future of Aging. Mr. Irving previously served as the Milken Institute’s president, as an advanced leadership fellow at Harvard University, and as chairman, CEO and head of the financial services group of Manatt, Phelps & Phillips, LLP, a law and consulting firm. Mr. Irving served as a member of the board of Pharos Capital BDC, Inc. His volunteer activities include service as chairman of the board of Encore.org and as distinguished scholar in residence at the University of Southern California Davis School of Gerontology. Mr. Irving also serves on the advisory boards of the Stanford Distinguished Careers Institute, WorkingNation, and the Global Coalition on Aging, and as a member of the National Academy of Medicine Commission for Healthy Longevity.

Mr. Irving brings to the Board valuable perspective and insight on corporate governance, regulatory, policy and legal matters with his long experience as an advisor to the financial services industry and leadership roles in professional services and in the non-profit sector, where he currently focuses on system-level economic, social and health challenges. The Company believes that Mr. Irving’s extensive legal, management, and policy experience well qualifies him to serve on our Board.

Independent Senior Attorney, Alliance International Law Offices Director Since 1998 Board Committees: • Compensation (Chair) • Nominating/Corporate Governance

Jack C. Liu is a senior attorney with Alliance International Law Offices. Prior to this, Mr. Liu was Senior Advisor for Morgan Stanley International Real Estate Fund (“MSREF”) and was President of MSREF’s affiliate New Recovery Asset Management Corp. Mr. Liu advises on business and legal aspects of international corporate, real estate, and banking matters. He currently serves on the board of TransGlobe Life Insurance, Inc., a privately-held corporation based in Taiwan. Mr. Liu is also a Leadership Fellow with the National Association of Corporate Directors.

Mr. Liu is admitted to practice law in the jurisdictions of California and Washington, D.C., as well as in Taiwan as a foreign attorney. Mr. Liu brings to the Board his experience and insight on doing business in Asia, as well as his board-level perspective and leadership on risk management and oversight of heavily regulated companies. The Company believes that Mr. Liu’s extensive executive management experience internationally and domestically well qualifies him to serve on our Board.

Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank Director Since 1991 Board Committees: • Executive (Chair)

Dominic Ng is Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank. Mr. Ng transformed East West Bank from a small savings and loan association with $600 million in assets and a market capitalization of $40 million in 1991, into the full-service international and commercial bank it is today - with $44.2 billion in assets and a market capitalization of $7.1 billion as of December 31, 2019. East West Bank has been ranked in the top 15 of “America’s 100 Best Banks” by Forbes since 2010. Prior to taking the helm of East West Bank, he was President of Seyen Investment, and also spent ten years as a CPA with Deloitte & Touche, LLP in Houston and Los Angeles.

Mr. Ng currently serves on the board of Mattel, Inc. He is also a member of the Academy Museum of Motion Pictures and University of Southern California’s Board of Trustees. He also served on the board of directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch.

Mr. Ng was named by Forbes as one of the 25 most notable Chinese Americans, by the Los Angeles Times as one of the 100 most influential people in Los Angeles, and by the Los Angeles Business Journal as Business Person of the Year. In 2017, American Banker recognized Mr. Ng as Banker of the Year, for successfully executing his vision while maintaining discipline on credit, and building East West Bank into one of the nation’s most profitable regional banks. Mr. Ng is also known for his community leadership. In 2016, Mr. Ng received The United Way Alexis de Tocqueville Global Award presented by United Way Worldwide that recognizes his exceptional and sustained engagement and philanthropic leadership. The Company believes that Mr. Ng’s extensive management experience and financial expertise well qualifies him to serve on the Board. He brings to the Board a comprehensive knowledge of East West’s business and operations, the financial services industry in the United States and in Greater China, and U.S.-China cross-border trade and investments.

Independent Vice President, Advisory Services for Resources Global Professionals Director Since 2015 Board Committees: • Audit (Chair) • Risk Oversight

Lester M. Sussman is currently Vice President, Advisory Services for Resources Global Professionals (“RGP”). He has been with RGP since 2005, providing corporate governance, risk management and compliance services to clients globally. Mr. Sussman is a retired audit partner of Deloitte, where he held leadership positions, including Partner in Charge of the Financial Services Group for the Pacific Southwest, and Partner in Charge of Capital Markets for the West Region. Mr. Sussman is a certified public accountant.

Mr. Sussman is a current member of the board of directors of the Braille Institute, as well as the board of directors of the Pacific Southwest chapter of the National Association of Corporate Directors. Mr. Sussman brings over 40 years of financial services experience to East West. The Company believes that his deep expertise in accounting and auditing, as well as corporate governance, is a complement to our Board as the Company executes on its business model. As a result, the Company believes that Mr. Sussman is well qualified to serve on our Board.

Governance Documents

We have adopted formal Corporate Governance Guidelines reflecting our commitment to sound corporate governance. These principles are essential to running the Company’s business efficiently and to maintaining our integrity in the marketplace. In addition, we have also adopted a Code of Conduct. The Corporate Governance Guidelines, our Code of Conduct, our Environmental and Social Policy Framework and information about other governance matters of interest to investors, are available through our website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Director Independence, Financial Experts and Risk Management Experience

Our common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”). Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under these listing standards, a director is independent only if the board of directors of a company makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth under the Nasdaq listing standards. In order for a member of a listed company’s compensation committee to be considered independent for purposes of Nasdaq, the listed company’s board of directors must consider all factors specifically relevant to determine whether a director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the company to the director; and (2) whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of the independence of each director in accordance with the Exchange Act and Nasdaq listing standards. Based on this review, our Board has determined that eight of our nine directors, or Mses. Campbell, Chan and Deskus, and Messrs. Estrada, Irving, Li, Liu and Sussman, are independent as that term is defined under the Nasdaq listing standards. Accordingly, all members of the Company’s Audit, BSA/AML & OFAC Compliance, Compensation, Risk Oversight and Nominating/Corporate Governance Committees satisfy the independence requirements of Nasdaq. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock of each non-employee director, as well as relationships that our directors may have with customers and vendors.

The Board also reviewed whether any members of the Audit Committee meet the criteria to be considered a financial expert as defined by the SEC. Based on its review, the Board determined that two directors, Ms. Campbell and Mr. Sussman, qualify as “audit committee financial experts,” as defined under the applicable rules of the SEC, by reason of their prior and current job experience.

Lastly, the Board has reviewed and determined that all members of the Risk Oversight Committee meet the independence requirement of the Federal Reserve’s Enhanced Prudential Standards. We continue to measure the independence of the committee’s members against these standards even though the Federal Reserve last year amended these standards, consistent with the Economic Growth, Regulatory Reform, and Consumer Protection Act so that the risk management and risk committee requirements in the Enhanced Prudential Standards no longer apply to bank holding companies with less than $50 billion in total consolidated assets, which includes the Company. The members of the committee have a general understanding of risk management principles and practices relevant to the Company’s business. In addition, two members of the Risk Oversight Committee, Ms. Chan and Mr. Sussman, have particular experience identifying, assessing, and managing risk exposures of large, complex financial firms. Specifically, Ms. Chan has held high-level executive and management positions with Wells Fargo, Bank of America and Citicorp for over 20 years. She is experienced with financial oversight and internal controls for large financial institutions, and has a deep understanding of commercial lending and credit risk oversight in a banking environment, in addition to insight into U.S.–Asia cross-border trade and investment. Mr. Sussman was an audit partner with Deloitte, where he held leadership positions including Partner in Charge of the Financial Services Group for the Pacific Southwest and Partner in Charge of Capital Markets for the West Region. Moreover, his work at RGP involves providing corporate governance, risk management and compliance services to clients globally. Accordingly, Ms. Chan’s and Mr. Sussman’s experience in risk management are commensurate with the Company’s structure, risk profile, complexity, activities and size and, we believe, qualify them as risk experts under the Federal Reserve’s Enhanced Prudential Standards

The Board has responsibility for the oversight and evaluation of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with committees and management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes the Board receiving regular reports from its committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk. While each committee is responsible for evaluating certain risks, as further described in “Board Meetings and Committees” below, and overseeing the management of such risks, the entire Board is regularly informed through reports about such risks. Matters of significant strategic risk are considered by the Board as a whole.

Board Leadership Structure

The Board leadership is structured with a Chairman/CEO position and also a Lead Director position that is elected by and from the independent members of the Board. The Board has determined that having the Company’s CEO also serve as Chairman is in the best interest of the Company. The designation of the CEO with the additional title as Chairman is important when dealing with overseas customers and dignitaries in the Greater China area, where these positions are typically combined. The Company has extensive experience and dealings with persons from this region who may have the perception that they are not dealing with the senior decision maker of the Company unless they are dealing with the Chairman. This structure also makes the best use of the CEO’s extensive knowledge of the Company and its industry, while fostering greater communication between management and the Board.

The Company’s governance structure provides for a strong Lead Director role. The powers and duties of a Chairman and a Lead Director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the Lead Director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board believes that it is able to have an open exchange of views, or address any issues independent of the Chairman. In addition, much of the work of the Board is conducted through its committees, and the Chairman is not a member of any committee, other than the Executive Committee.

Among other things, the Lead Director is required to:

•	lead executive sessions of the Board’s independent or non-management directors, and preside at any session of the Board where the Chairman is not present;
•	act as a regular communication channel between the independent directors and the CEO;
•	set the Board’s agenda jointly with the CEO;
•	approve Board meeting schedules to ensure sufficient time to discuss all agenda items;
•	oversee the scope, quantity and timing of the flow of information from management to the Board;
•	represent the independent directors in discussions with major stockholders regarding their concerns and expectations;
•	call special Board meetings or special meetings of the independent directors, as needed;
•	approve the retention of consultants who report directly to the Board;
•	advise the independent Board committee chairs in fulfilling their designated roles and responsibilities to the Board; and
•	review stockholder communications addressed to the full Board or to the Lead Director.

The Company does not have a policy requiring mandatory separation of the roles of CEO and the Chairman of the Board. The Board believes it is in the best interest of the Company to instead make a determination regarding the separate roles of CEO and Board Chairman on a regular basis based on the position and direction of the Company and the membership composition of the Board at the time. The determination not to separate the roles of Chairman and CEO at this time also recognizes the strong independence of the Board with seven of the eight continuing directors being independent.

Director Education and Self-Assessment

The Company has a continuing education program to assist directors in further developing their skills and knowledge to better perform their duties.  This includes presentations made as part of regular Board and Committee meetings by qualified persons on various topics.  For example, in 2019, our Board received in-Company training on topics ranging from BSA/AML and OFAC requirements, privacy and identity theft red flag training, fair lending and redlining, the Foreign Corrupt Practices Act, cybersecurity, the California Consumer Privacy Act of 2018 and updates on applicable state, federal and Chinese laws and regulations.  In addition, our directors have external continuing education requirements. In 2019, members of our Board participated in external director continuing education programs including those offered by the National Association of Corporate Directors (“NACD”), Deloitte, KPMG, the Western Bankers Association – FDIC Director’s College, and the Banker’s Compliance Group on topics such as cybersecurity oversight and governance, corporate governance, enterprise risk management, Environmental Social Governance (“ESG”) risk management, director roles in credit risk management and balance sheet management, audit functions and oversight, and transformational technologies. One member of our Risk Oversight Committee, Mr. Sussman, earned the CERT Certificate in Cybersecurity Oversight issued by the CERT Division of the

Software Engineering Institute at Carnegie Mellon University in partnership with the NACD. In addition, Messrs. Estrada and Liu are active members of the NACD and are both NACD Leadership Fellows. The Board regularly evaluates, at least annually, its overall effectiveness, committee assignments, Board refreshment, and governance and risk management practices.

Board Meetings and Committees

The business of the Board is conducted through its meetings, as well as through meetings of its committees. During the fiscal year ended December 31, 2019, the Board held four regularly scheduled meetings and a multi-day retreat. There were also 23 meetings of Board committees during 2019. All directors attended all Board meetings and the retreat. In addition, the directors attended 100% of the meetings for the committees on which they served as members. The policy of the Company is to encourage all director nominees to attend the annual meeting of stockholders. All directors were in attendance at the 2019 annual meeting of stockholders.

Our Board has six standing committees: an Audit Committee, a BSA/AML & OFAC Compliance Committee, a Compensation Committee, an Executive Committee, a Nominating/Corporate Governance Committee, and a Risk Oversight Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The standing committees report on their deliberations and actions at each full Board meeting. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Each of the standing committees operates under a written charter. These charters can be found on the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Corporate Documents. Set forth below is a description of the standing committees of the Board.

Audit Committee

The current members of our Audit Committee are Ms. Campbell and Messrs. Estrada, Irving and Sussman, with Mr. Sussman serving as chair. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC. Our Board has also determined that two of the members, Ms. Campbell and Mr. Sussman, are “audit committee financial experts” as defined under the applicable rules of the SEC. The Audit Committee held five meetings during the fiscal year ended December 31, 2019.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements, and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	appointing, compensating and overseeing the work of our independent registered public accounting firm;
•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent registered public accounting firm;
•	reviewing the scope and results of the internal audits; reviewing the Company’s financial statements and related disclosures;
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit;
•	resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting;
•	reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control over financial reporting;
•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns; and
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

The Bank also has an Audit Committee, which consists of the same directors as the Company’s Audit Committee. The Bank’s Audit Committee generally meets jointly with the Company’s Audit Committee.

BSA/AML & OFAC Compliance Committee

The Board created the BSA/AML & OFAC Compliance Committee to provide governance for the enterprise-wide BSA/AML & OFAC program framework and focused oversight of the Company’s program enhancements. Active oversight of BSA/AML & OFAC compliance risk was deemed necessary by the Board and senior management as effective compliance risk management is integral to the safety and soundness of the Bank. The current members of the BSA/AML & OFAC Compliance Committee are Ms. Chan and Messrs. Irving and Estrada, with Ms. Chan serving as chair. The Board has determined that each of the members of the BSA/AML & OFAC Compliance Committee is independent under the rules and regulations of Nasdaq. The BSA/AML & OFAC Compliance Committee held five meetings during the fiscal year ended December 31, 2019.

The BSA/AML & OFAC Compliance Committee is responsible for, among other things:

•	reviewing and revising BSA/AML & OFAC policies and procedures;
•	monitoring BSA/AML & OFAC compliance risks across the Bank; and
•	reviewing assessments of the Program enhancements from Internal Audit, regulators and independent third parties including consultants.

Compensation Committee

The current members of our Compensation Committee are Ms. Campbell and Messrs. Li and Liu, with Mr. Liu serving as chair. One of the members, Mr. Li, has decided not to stand for re-election. Our Board has determined that each of the members of our Compensation Committee is independent within the meaning of the independent director requirements of Nasdaq. Our Board has also determined that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of Nasdaq and SEC rules and regulations. The Compensation Committee held five meetings during the fiscal year ended December 31, 2019.

The Compensation Committee establishes and administers the executive compensation policies and plans of the Company. Our Compensation Committee is responsible for, among other things:

•	annually reviewing and approving the primary components of compensation for our CEO and other executive officers (after receiving input from our CEO with respect to the other executive officers);
•	establishing, with the input from the full Board, performance goals for the CEO, and evaluating his performance in light of those goals;
•	evaluating the performance of our CEO and other executive officers in light of established goals and objectives;
•	periodically evaluating the competitiveness of the compensation of our CEO and other executive officers and our overall compensation plans;
•	reviewing and discussing with management the risks arising from our compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on us;
•	evaluating and making recommendations regarding director compensation with the use of a compensation consultant;
•	administering our equity compensation plans for our employees and directors; and
•	producing the report by the compensation committee required by SEC rules to be included in our annual proxy statement.

The Compensation Committee may form and delegate authority to subcommittees, or, to the extent permitted under applicable laws, regulations and Nasdaq rules, to any other director, in each case to the extent the Compensation Committee deems necessary or appropriate.

The Bank also has a Compensation Committee, which consists of the same directors as the Company’s Compensation Committee. The Bank’s Compensation Committee generally meets jointly with the Company’s Compensation Committee. For a more comprehensive discussion on the responsibilities of the Compensation Committee, see “Compensation Discussion and Analysis – Framework and Process for Determining Executive Compensation – Our Compensation Philosophy” in this Proxy Statement.

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. In evaluating firms to potentially provide services to the Compensation Committee, the Committee considers whether the firm provides any other services to the Company. The Compensation Committee makes the decision to hire a consultant and provides direction as to its scope of work in its sole discretion. The Compensation Committee appointed Willis Towers Watson and Meridian Compensation Partners, LLC as its independent compensation consultants in 2019. The Compensation Committee uses its compensation consultants to:

•	Assist and advise the Compensation Committee during its meetings;
•	Provide information based on third-party data and analysis of compensation programs at comparable financial institutions for the design and implementation of our executive and non-employee director compensation programs;
•	Compile and analyze compensation data for financial services companies;
•	Assist the Compensation Committee in forming a peer group; and
•	Provide independent information as to the reasonableness and appropriateness of the compensation levels and compensation programs of the Company relative to comparable financial services companies.

Independent Compensation Consultant Evaluation

The Compensation Committee has evaluated the individual relationships of Willis Towers Watson and Meridian Compensation Partners, LLC with both the Company and the Compensation Committee, including the provision of other services to the Company (there are none), fees paid by the Company as a percentage of the consultant’s total annual revenue (less than 1%), policies and procedures of the consultant to mitigate conflicts of interest, business or personal relationships of the consultant with any member of the Compensation Committee, any Company stock held by the consultant, and any business or personal relationships of the consultant with any executive officer of the Company. Based on these evaluations, the Compensation Committee concluded that Willis Towers Watson and Meridian Compensation Partners, LLC meet the criteria of an independent advisor.

Executive Committee

The Executive Committee currently consists of Messrs. Estrada, Li and Ng. Mr. Ng serves as chair. One of the members, Mr. Li, has decided not to stand for re-election. The Executive Committee is appointed by the Board to provide an efficient means of considering such matters and taking such actions, if any, as may require the attention of the Board in the interim between Board meetings. The Executive Committee is authorized to exercise certain powers of the Board during intervals between Board meetings. The Bank also has an Executive Committee, which consists of the same directors as the Company’s Executive Committee. The Executive Committee did not meet in 2019.

Nominating/Corporate Governance Committee

The current members of our Nominating/Corporate Governance Committee are Messrs. Liu, Irving, and Li, with Mr. Li serving as chair. Mr. Li, has decided not to stand for re-election. A new chair will be elected when Mr. Li’s term is over. Our Board has determined that each of the members of our Nominating/Corporate Governance Committee is independent within the meaning of the independent director requirements of Nasdaq. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2019.

The Nominating/Corporate Governance Committee nominates persons for election as directors and reviews corporate governance matters. Among other things, the Nominating/Corporate Governance Committee members are responsible for:

•	recommending to the Board a slate of nominees for election to the Board in accordance with the Company’s Corporate Governance Guidelines;
•	recommending to the Board individuals to fill any vacancies on the Board occurring between annual meetings of stockholders;
•	recommending to the Board the directors who will serve on each committee of the Board;
•	developing and recommending to the Board a set of corporate governance principles;
•	periodically reassessing the Company’s corporate governance principles; and
•	conducting an annual assessment of the Board’s structure and performance to determine whether it, its committees and its members are functioning effectively.

The Bank also has a Nominating/Corporate Governance Committee, which consists of the same directors as the Company’s Nominating/Corporate Governance Committee. The Bank’s Nominating/Corporate Governance Committee generally meets jointly with the Company’s Nominating/Corporate Governance Committee.

Risk Oversight Committee

The current members of the Risk Oversight Committee are Mses. Chan and Deskus, and Messrs. Sussman and Estrada, with Mr. Estrada serving as chair. The Risk Oversight Committee held four meetings during the fiscal year ended December 31, 2019. Our Board has determined that each of the members of the Risk Oversight Committee is independent as defined by the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder and Nasdaq rules. In addition, all the members of the Risk Oversight Committee meet the independence requirement of the Enhanced Prudential Standards (as well as other regulatory risk oversight standards) as the members are not and have not been officers or employees of the Company within the previous three years and are not related to any officers or employees of the Company. Our Board also has determined that Mr. Estrada meets the requirements in the Enhanced Prudential Standards for the independence of chairman of the Risk Oversight Committee. The Federal Reserve last year amended the Enhanced Prudential Standards such that the risk management and risk committee requirements do not apply to bank holding companies with less than $50 billion in total consolidated assets, which includes the Company, but we continue to apply these standards to the Risk Oversight Committee.

The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s identified enterprise risk categories, which include: credit, capital, liquidity, operational, market, compliance, legal, strategic, and reputation. The Board believes an effective enterprise risk management system is necessary to ensure the successful, safe and sound management of the Bank. Among other things, our Risk Oversight Committee is required to:

•	be responsible for the Company’s risk management standards;
•	monitor the Company’s risk exposure in the identified enterprise risk categories;
•	timely identify the material risks that the Company faces;
•	communicate necessary information on material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	oversee the Company’s risk management framework and implement responsive risk management strategies appropriate to the Company’s risk profile; and
•	integrate risk management into the Company’s decision-making.

In addition, the Company’s Chief Risk Officer works directly with the Risk Oversight Committee and the CEO. The Bank also has a Risk Oversight Committee, which consists of the same directors as the Company’s Risk Oversight Committee. The Bank’s Risk Oversight Committee generally meets jointly with the Company’s Risk Oversight Committee.

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for Board candidacy as described below in “Identifying and Evaluating Nominees for Directors.” In evaluating these nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to meet the membership criteria set forth under “Director Nominee Qualifications and Experience” discussed above. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

In addition, nominations for directors may be made by any stockholder entitled to vote for the election of directors if proper notice is given in accordance with the Bylaws. Notice of a stockholder’s intention to make any nominations must be made in writing and must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than thirty (30) calendar days or more than sixty (60) calendar days prior to the meeting at which directors are to be elected. However, in the event that less than forty (40) calendar days’ notice of the meeting is given to stockholders, notice by the stockholder, to be timely, must be delivered not later than the close of business on the tenth (10th) day following the mailing date of the meeting notice to stockholders or such public disclosure was made. The notification shall contain the following information:

•	all information about each proposed nominee that would be required in a proxy solicitation under the federal proxy rules;
•	the name and record address of the stockholder, as they appear on the Company’s books;
•	a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder; and
•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice.

We may disregard nominations not made in accordance with the requirements in the Bylaws.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance Guidelines contain Board membership criteria that apply to the Nominating/Corporate Governance Committee’s nominees for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, finance, accounting, law or public interest, as well as a high level of financial experience, extensive knowledge of the Company’s business and/or industry, risk oversight/management expertise and broad international exposure/Greater China experience. The Nominating/Corporate Governance Committee strives to nominate director candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. In addition, the Nominating/Corporate Governance Committee seeks to nominate directors with a diversity of background and experience, including with respect to race, ethnicity, gender and national origin. All directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year. As described above, the Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, those materials are forwarded to the Committee. In evaluating the nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

Our Board welcomes suggestions and comments from stockholders. All stockholders are encouraged to attend the Annual Meeting where senior management and representatives from our independent registered public accounting firm, as well as members of the Board, will be available to answer questions. Stockholders may also send written communications to the Board by writing to the Secretary of the Board at East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101. All communications (other than commercial communications soliciting the sale of goods or services to, or employment with, the Company or directors of the Company) will be directed to the appropriate committee, the Chairman of the Board, the Lead Director, or to any individual director specified in the communication, as applicable.

Executive Sessions

The independent directors generally meet in executive sessions without management or any employee directors present at every regularly scheduled meeting of the Board. The sessions are chaired by the Lead Director. Any director can request an additional executive session to be scheduled.

Stock Ownership Guidelines

All directors and executive officers are required to own the Company’s common stock to further align the financial interests of our directors and management with those of our stockholders. The Company’s Stock Ownership Guidelines for directors and Named Executive Officers are posted on the Company’s website, which can be found at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Named Executive Officers have additional holding requirements for stock acquired as part of their compensation. Named Executive Officers shall hold until retirement at least 51% of any stock acquired upon the exercise of stock options (net of taxes and net of the grant price paid) and at least 51% of any stock received upon vesting (net of taxes) of restricted stock or restricted stock units

No Pledging/Hedging of Company Securities

Pursuant to our Insider Trading Policy, directors, officers and employees may not pledge or engage in hedging strategies, including those designed to hedge or offset, decrease in the market value of the Company’s securities granted as compensation or held directly or indirectly by such person. Additionally, directors, officers and employees may not sell short or trade derivatives involving the Company’s securities.

Certain Relationships and Related Transactions

Our Code of Conduct and Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors. In order to provide further clarity and guidance on these matters, the Company has adopted a written policy regarding the review, approval or ratification of related party transactions.

The policy generally provides that the Audit Committee will review and approve in advance, or will ratify, all related party transactions between the Company and our directors, director nominees, executive officers, and persons known by the Company to own more than 5% of our common stock, and any of their immediate family members. Related party transactions include transactions or relationships involving the Company and amounts in excess of $120,000 and in which the above related parties had or will have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Audit Committee for review and ratification as promptly as practicable after entering into the transaction.

The Audit Committee works with our General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Audit Committee considers, among other things:

•	the identity of the parties involved in the transaction or relationship;
•	the facts and circumstances of the transaction or relationship, including the identity of the party involved;
•	the material facts of the transaction or relationship;
•	the benefits to the Company of the transaction or relationship; and
•	the terms of the transaction, including whether those terms are fair to the Company and are in the ordinary course of business and on substantially the same terms with transactions or relationships with unrelated third parties.

During 2019, we did not enter into any related party transactions that required review, approval or ratification under our related party transaction policy. From time to time, we may lend money through our subsidiary, the Bank, to various directors and corporations or other entities in which a director may own a controlling interest. These loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability and do not present other unfavorable features. We do not have any loans to Named Executive Officers. None of our directors or executive officers, any associate or affiliate of those persons, or persons who beneficially owned more than 5% of our outstanding shares had any transactions or proposed transactions with us greater than $120,000 during the past year.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to the compensation of directors. Employees of the Company and its subsidiaries are not compensated for service as a director of the Company or its subsidiaries and are excluded from the table below. The compensation received by Mr. Ng as an employee of the Company is provided below in the “Summary Compensation Table.”

Director compensation is reviewed by the Compensation Committee of the Board and adjustments are generally considered every two years. The Committee will engage an outside independent consultant to review director compensation amounts and structure at the same group of peer banks used by the Compensation Committee to review the compensation of senior management. In 2019, the Compensation Committee engaged Willis Towers Watson as its independent compensation consultant for this purpose.

In 2019, non-employee directors received an annual cash retainer of $90,000 and an annual award of $110,000 of common stock. The Lead Director received an additional annual cash retainer of $70,000. The Board believes that the role of a Lead Director is essential to maintaining an independent leadership with respect to matters such as Board oversight, corporate strategy, management succession, internal controls, Board composition and functions and accountability to stockholders, and therefore the annual cash retainer paid for Lead Director’s additional service is justified. The essential duties of the Lead Director are explained in further detail in the section titled “Board Leadership Structure” above and in our Corporate Governance Guidelines. The Lead Director also acts as the Board representative to the Company’s strategic advisory council of outside community leaders, and is charged with developing strategic networks of new business, for which he receives a cash retainer of $70,000 for such additional Board service.

The committee chairs received an additional annual cash retainer as follows: Audit $20,000; Compensation $20,000; Risk Oversight $20,000; Nominating/Corporate Governance $15,000 and BSA/AML & OFAC Compliance $15,000. Non-employee directors also received a meeting fee of $1,500 for each committee meeting attended.

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2019:

2019 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Total ($)
Molly Campbell	105,039		109,961		215,000
Iris S. Chan	118,539		109,961		228,500
Archana Deskus	69,022	(2)	82,478	(3)	151,500
Rudolph I. Estrada	283,039		109,961		393,000
Paul H. Irving	111,039		109,961		221,000
Herman Y. Li	115,539		109,961		225,500
Jack C. Liu	122,039		109,961		232,000
Lester M. Sussman	123,539		109,961		233,500

(1)	The Company granted 2,615 shares of the Company's common stock to each non-employee director on August 5, 2019. The grant date fair value is based on the number of shares granted and the closing price of the company's stock on the grant date. The closing price of the Company's common stock was $42.05 on August 5, 2019. The grant date fair values are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation—Stock Compensation. See the Company’s Annual Report on Form 10-K, Note 16 Stock Compensation Plans to the Company’s Consolidated Financial Statements for the year ended December 31, 2019 on the Company’s accounting for share-based compensation plans.

(2)	Ms. Deskus was appointed to the Board on October 27, 2019 and received an annual cash retainer prorated at 75%.

(3)	Ms. Deskus also received an annual award of common stock prorated at 75%. The Company granted 1,893 shares of the Company's common stock to Ms. Deskus on October 27, 2019. The grant date fair value is based on the number of shares granted and the closing price of the company's stock on the grant date. The closing price of the Company's common stock was $43.57 on October 27, 2019. The grant date fair values are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation—Stock Compensation. See the Company’s Annual Report on Form 10-K Note 15 Stock Compensation Plans to the Company’s Consolidated Financial Statements for the year ended December 31, 2019 on the Company’s accounting for share-based compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the structure and guiding principles of our 2019 executive compensation program for the Company’s Named Executive Officers (“NEOs”), as set forth below.

2019 Named Executive Officers

Dominic Ng	Chairman and Chief Executive Officer
Irene H. Oh	Executive Vice President, Chief Financial Officer
Catherine Zhou	Executive Vice President, Head of Consumer Banking and Digital Banking
Douglas P. Krause	Executive Vice President, General Counsel and Corporate Secretary
Andy Yen	Executive Vice President, Head of International and Commercial Banking

The CD&A provides an overview of our:

•	2019 performance;
•	Executive compensation philosophy, and how we reinforce our business strategy through our pay programs;
•	Alignment between business results and executive compensation through our pay program design.

The Company’s long-term organizational objective is to build a “financial bridge” between the U.S. and Greater China. Achieving that objective will require the right set of leadership skills and talent. With over 125 locations in the U.S. and Greater China, we have developed a talent strategy to identify, recruit and retain individuals who are highly knowledgeable about our customers’ specialized needs, while also well versed with the complexity of international business operations. At the same time, we actively seek to attract and retain talent who can lead and support our rapidly growing organization as we develop and further scale our business. Our compensation program, with its focus on measurable results for the Company while being sensitive to market conditions, is a critical tool we use to motivate talent and reinforce our commitment to align pay incentives with performance.

2019 Performance Highlights

The Compensation Committee believes the Company’s 2019 financial performance reflects the continued successful alignment between the Company’s financial and organizational objectives and its executive compensation program.

2019 Performance Highlights[1]

•         The Company continued to sustain its highly-ranked/industry-leading profitability. Our full year 2019 ROA of 1.59% and ROE of 14.16% ranked in the top quartile of publicly traded banks in the U.S.[2]

•         Key financial metrics in 2019:

•         Full year 2019 net income of $674 million, or $4.61 per diluted share, and revenue of $1.7 billion.

•         Total loans grew 7.4%, to a record level of $34.8 billion.

•         Total deposits grew 5.3%, to a record level of $37.3 billion.

•         The ratio of non-performing assets to total assets was a low 0.27%.

[1]	Balances as of December 31, 2019, as compared to December 31, 2018. Activity and performance for the year ended December 31, 2019, as compared to the year ended December 31, 2018.
[2]	Source: S&P Global Market Intelligence, a division of S&P Global.
[3]	Total Deposits, includes deposits held for sale.
[4]	Non-performing total assets excluding purchased credit-impaired loans.

Our financial performance also outpaced that of other banks on a relative basis. We have maintained a consistently higher ROA and ROE for each of the last five years relative to the median ROA and ROE achieved by (i) our compensation peer group described on page 35 of this Proxy (the “Peer Group”), and (ii) the banks comprising the KBW Nasdaq Regional Banking Index (“KRX”). Overall, the Company ranked in the 81st percentile on ROA and 87th percentile on ROE, relative to its Peer Group; and compared to the KRX, the Company ranked in the 82nd percentile on ROA and 94th percentile on ROE for 2019.

In the charts above, median percentiles were used to represent the ROA and ROE year-end performance of the Peer Group and the banks comprising the KRX.1 The Company believes that ROA and ROE are important performance metrics because they measure the return the Company earned on its stockholders’ investment and the resources it deployed.

1 Source: S&P Global Market Intelligence, a division of S&P Global. ROA for years 2015 and 2016, and ROE for years 2015 through 2018, are slightly different from the numbers presented in last year’s proxy statement for the Peer Group and KRX because one peer bank was acquired by another company and excluded from the Peer Group in 2018 and one peer bank revised its historical financial data.

We view total return to shareholders (“TSR”) as an important performance metric in stockholder value creation because it correlates directly with the Company’s stock price performance and dividends paid, and is therefore aligned with stockholder interests. For 2019, our TSR was below the median TSR achieved by our Peer Group. Stock price performance in 2019 was impacted, in part, by geopolitical tensions between the U.S. and China. The Company remains focused on achieving strong and consistent financial performance with the goal of delivering long-term value for our stockholders.

The graph of total shareholder return assumes that on December 31, 2014, $100 was invested in the Company’s common stock, the Peer Group and the banks comprising the KRX, and that all dividends were reinvested. The information set forth above in the chart titled “Total Shareholder Return” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information to be treated as soliciting material or specifically to be incorporated by reference into a filing under the Securities Act or the Exchange Act.

Framework and Process for Determining Executive Compensation

Our Compensation Philosophy

We have designed our executive compensation program to attract and retain excellent managers, while also motivating them to deliver on our key financial and strategic goals. To support this objective, we included critical components in our program that are designed to:

•	Support the achievement of the Company’s vision and business objectives;
•	Link a significant portion of total compensation to annual bonuses and performance-based compensation that reward our executives for meeting and exceeding goals in our key strategic focus areas; and
•	Motivate our executives to focus on strong long-term performance and stockholder value by allocating a significant portion of total pay to equity-based compensation.

At the core of our compensation philosophy is aligning pay with measurable performance, and we reinforce this principal by how we structure compensation for our NEOs.

Our Executive Compensation Program
What We Do		What We Don’t Do
✓	Place a substantial majority of executive compensation at risk and subject to performance metrics	×	Do not allow re-pricing of stock options without stockholder approval.
✓	Engage with and consider stockholder input in designing our executive pay programs	×	Do not provide “single trigger” change in control payments to executive officers
✓	Grant all of our NEOs’ total long-term incentives in performance-based restricted stock units	×	Do not permit hedging or pledging of Company stock
✓	Link annual NEO incentive pay to objective, pre-established financial performance goals	×	Do not permit gross-ups for excise or other taxes on severance or in connection with a change in control
✓	With oversight from the Compensation Committee, perform annual risk assessments to ensure that our compensation policies and programs are not likely to have a material adverse effect on the Company
✓	Engage an independent compensation consultant that will report solely to the Compensation Committee
✓	Maintain stock ownership requirements for all NEOs, including a requirement that a majority of stock grants (net of taxes) must be held until retirement
✓	Maintain a relevant peer group
✓	Maintain a clawback policy
✓	Listen to and engage with our stockholders regarding executive compensation decisions and philosophy.
✓	Conduct an annual review and approval of our compensation strategy

Our compensation program benefits from the collective experience of our Compensation Committee and senior management team, who believe these compensation elements provide the proper alignment of incentives for our leaders while ensuring that we can create strong and sustainable stockholder value. Additionally, we meet with key stockholders to discuss their views on executive compensation and solicit feedback on our specific pay program.

Compensation Committee Responsibilities

As outlined in our Corporate Governance Guidelines, the Compensation Committee is responsible for developing and overseeing the Company’s executive compensation policies and programs. The goal of the Compensation Committee is to maintain compensation that is competitive within the markets in which we compete for talent and that reflects the long term interests of our stockholders.

The Compensation Committee is responsible for:

•	Developing the overall compensation strategy and policies for the Company;
•	Developing, evaluating and approving the goals and objectives of the compensation of the CEO;
•	Evaluating and approving the individual compensation, including bonus and equity incentive compensation and perquisites of each of the NEOs;
•	Establishing the guidelines for stock ownership for the executive management;
•	With input from the Head of Human Resources and Chief Risk Officer, reviewing our incentive compensation programs to evaluate and ensure that none of them encourage excessive risk;
•	Developing and maintaining a balanced compensation strategy of long-term and short-term incentives;
•	Retaining outside advisors, including compensation consultants, to provide professional counsel;
•	Annually, approving the Compensation Committee Report and our Compensation Discussion and Analysis for inclusion in our Proxy Statement; and
•	Providing reports to the Board on compensation matters.

Compensation Committee Resources in Setting Pay

The Compensation Committee considers several resources, analytical tools and performance measures in determining compensation levels, as presented in the chart below:

Compensation Committee Resource	Description
Compensation Committee Consultant	The independent compensation consultant reports directly to the Compensation Committee. The independent compensation consultant also advises the Compensation Committee on trends and issues in executive compensation, and provides comparative compensation information for companies with which the Company competes for talent. The Compensation Committee has the sole authority to retain and oversee the work of the consultants, who do not provide services to Company management.
The Company’s Human Resources Department	The Company’s Human Resources Department provides additional analysis, administrative support and counsel as requested by the Compensation Committee.
Say-on-Pay Proposal	The Compensation Committee has considered the annual “Say-on-Pay” vote and solicited input from a number of our larger stockholders. The Compensation Committee believes that the proposed compensation structure with the modifications discussed elsewhere in this Proxy Statement is appropriate for the Company.

Use of Peer Group

The Compensation Committee, with input from its independent compensation consultant, reviews at least annually the composition of peer companies against which the Company evaluates itself for compensation purposes. In determining the composition, financial institutions of comparable asset size were considered, using a combination of factors and considerations, including but not limited to other financial metrics (market capitalization and revenues), geographic locations, competition for talent, and business model and complexity of operations.

In December 2019, the Compensation Committee approved our 2019 compensation peer group, which was identical to our 2018 compensation peer group, and consisted of 24 banks substantially similar in market capitalization and asset size as the Company. Our Peer Group’s total assets range from $26 billion to $145 billion, with a median of $49.4 billion. As of December 31, 2019, the median market capitalization of our Peer Group was $6.5 billion, with a range of $2.9 billion to $22.3 billion. With respect to total assets and market capitalization, the Company ranked in the 44th percentile and 55th percentile, respectively, relative to the Peer Group as of December 31, 2019.

The companies in the Peer Group are as follows:

•         BankUnited, Inc.

•         BOK Financial Corporation

•         Comerica Inc.

•         Commerce Bancshares, Inc.

•         Cullen/Frost Bankers, Inc.

•         First Horizon National Corporation

•         First Republic Bank

•         Huntington Bancshares Inc.

• Investors Bancorp Inc. • KeyCorp • New York Community Bancorp, Inc. • Northern Trust Corporation • PacWest Bancorp • People’s United Financial, Inc. • Popular, Inc. • Prosperity Bancshares, Inc.

•         Regions Financial Corporation

•         Signature Bank

•         SVB Financial Group

•         Synovus Financial Corporation

•         Umpqua Holdings Corporation

•         Webster Financial Corporation

•         Western Alliance Bancorporation

•         Zions Bancorporation

It is important to note that in determining executive compensation, the Compensation Committee does not solely rely on comparative data from the Peer Group. While comparisons can be useful in identifying general compensation trends and overall pay levels, the Compensation Committee recognizes there may be meaningful differences between us and our peer companies. The listing of NEOs, for example, may vary amongst our peer companies, with titles, compensation, and tenure that do not readily track with ours. The Compensation Committee uses the comparison data as a general indicator of market trends in executive compensation, but does not use it exclusively to set compensation levels for the CEO or other NEOs. In addition to peer data, the Compensation Committee also reviews individual and company performance, the position and tenure, responsibilities within the Company, and other factors to determine total compensation for the NEOs. See “Factors and Steps in Setting Pay” below for a more detailed discussion.

For purposes of determining long-term incentive awards, the Compensation Committee and its independent compensation consultant Meridian Compensation Partners, LLC determined it would be appropriate to continue benchmarking to banks in the KRX (the “Long Term Performance Peer Group”). The use of this benchmark increases the transparency of the Company’s goal setting process by referring to a broader index of financial institutions compiled by a third party.

Factors and Steps in Setting Pay

Compensation for the NEOs and certain other executive officers is typically evaluated and set by the Compensation Committee in the first quarter of each year, using the latest available competitive compensation data provided by the independent compensation consultant, peer data, as well as Company business departments and individual performance data. An executive’s compensation is generally established after considering the following factors:

•	Competitive pay data for similar jobs and responsibilities in the market.
•	The Company’s performance against financial measures.
•	The Company’s performance relative to strategic initiatives approved by the Compensation Committee.
•	The business climate, economic conditions and other factors.
•	The results of the most recent “Say-on-Pay” stockholder vote.

As a rapidly growing organization, we encounter significant competition for top management talent – those individuals with the strategic vision, understanding of specialized industries, and the international banking experience necessary to sustain our growth. This challenge to attract and retain qualified personnel has been an important consideration in our compensation decisions, and we expect it will continue to be a significant consideration going forward.

For the CEO, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and approves the CEO’s compensation level based on that evaluation. With assistance from the independent compensation consultant, the Compensation Committee also considers the Company’s Peer Group and other peer data on base pay, performance-based bonus targets and long-term incentive awards when setting compensation types and amounts for the CEO.

With input from the independent compensation consultant, the Compensation Committee separately reviews and discusses with the CEO his annual compensation recommendations for the other NEOs. A variety of factors help determine the final approved compensation amounts for the NEOs. For base salary adjustments, compensation data from our Peer Group and survey data for similar jobs and job levels are considered. For annual performance-based bonus payout and long-term incentive awards, the Compensation Committee considers the executive’s achievement against performance goals, along with individual contributions toward Company objectives.

The Compensation Committee does not benchmark to a particular percentile in determining target total direct compensation. Rather, it uses market peer proxy and survey data as a reference point, giving consideration to factors such as tenure, individual performance, any unique circumstances of the NEO’s position based on that individual’s responsibilities, market factors, succession considerations and retention considerations. We believe this approach drives higher realized compensation when our financial and stockholder performance is strong and less realized compensation when our financial and/or stockholder performance is lower.

Outreach to Stockholders

Our compensation policies and practices continue to evolve based on input from our stockholders, our review of correspondence submitted by stockholders to our Board and management, our review of market practice, our consideration of the advice of the Compensation Committee’s independent compensation consultant, our review of reports issued by proxy advisory firms and the results of the most recent annual “Say-on-Pay” vote by stockholders.

For example, approximately 94.4% of the Company’s stockholders approved the Company’s 2018 executive compensation at the 2019 annual meeting of stockholders. The Compensation Committee views the high stockholder approval percentage as an indication that stockholders were generally satisfied with the executive compensation structure and how it is designed to incentivize our strong financial performance while balancing the risk inherent in our business. In addition to the annual “Say-on-Pay” vote, we meet with key stockholders to discuss their views on executive compensation and to solicit feedback on our specific pay program.

Primary Elements of Our Executive Compensation Program

With input from our stockholders, we have designed an executive compensation program that aligns pay with measurable achievement of our corporate goals. At the 2019 annual meeting of stockholders, approximately 94.4% of the Company’s stockholders approved the Company’s 2018 executive compensation. Based on the high approval percentage, our 2019 executive compensation program remained substantially similar to our 2018 structure. The components of, and rationale for, each element of our executive compensation program are described in the table below.

Compensation Components
Base Salary	Description	Fixed compensation is delivered in cash on a regular basis.
	Rationale	Market-aligned component of the overall pay package to provide a competitive level of fixed income, which is key to attracting and retaining highly qualified executive officers.
	Measurement Period	Ongoing
Performance-Based Bonus Plan	Description	Designed to provide an effective means to motivate and compensate executive officers, on an annual basis, through cash bonuses based on the achievement of business and/or individual performance.
Rationale

•         Motivates achievement of critical short-term financial and strategic results.

•         Provides balance between financial metrics and strategic measures and ensures alignment across key strategic focus areas.

•         Provides appropriate line of sight for executive officers through the use of individual and department goals.

Applicable Key Performance Metrics

•         Financial metrics of EPS, growth of loans and deposits, and non-performing assets to total assets ratio.

•         Strategic goals of strengthening risk management, enhancing core capabilities, accelerating bridge banking, evolving consumer banking and wealth management and building talent management and organizational capabilities.

	Measurement Period	One Year
Long-Term Incentive (“LTI”) Award –	Description	Designed to motivate NEOs by means of appropriate incentives to achieve long-range goals and align NEOs' interests with those of our stockholders through compensation that is based on our common stock.
Restricted Stock Units (“RSUs”)	Rationale

•         Focuses on achievement of critical long-term operating results.

•         Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock.

•         Enhances retention and drives stockholder value creation.

	Applicable Key Performance Metrics	Financial metrics of ROA, ROE and TSR relative to the KRX
	Measurement Period	Three Years

Base Salary

Base salary is a fixed portion of compensation that is based on Peer Group salary data, salary surveys, and an executive’s skills, responsibilities, experience and relative importance to the Company. Actual, total salaries reflect an individual’s responsibilities within the Company, his or her job performance over time and other factors, such as the assessment by the Compensation Committee (and by the CEO, in the case of other NEOs) of an executive’s performance.

Performance-Based Bonus Plan

The Compensation Committee developed a cash incentive program (the “Performance-Based Bonus Plan”) to motivate and reward executives for achieving critical Company-wide financial metrics and strategic goals (collectively, “Corporate Goals”), and departmental or individual goals. The Corporate Goals are further divided into financial goals and strategic goals as described below. In general, payout from the Performance-Based Bonus Plan is based on the achievement of a combination of Corporate Goals and individual or departmental goals. However, payout from the Performance-Based Bonus Plan for the CEO is based entirely on the achievement of Corporate Goals. Of the amount in the Performance-Based Bonus Plan attributable to Corporate Goals, financial metrics constitute 70% and the remaining 30% is based on the attainment of the Company’s strategic goals. The bonus plan is structured so that the percentage achieved for the strategic goals cannot exceed the percentage achieved for the financial goals, even if the Company achieved the maximum level of performance for any of the strategic goals.

The 2019 Performance-Based Bonus Plan was structured to balance financial rewards and business risks by including multiple Company performance measures. The Compensation Committee, at its discretion, reserves the right to adjust downward any bonus payments proposed for an NEO. Actual bonus payments are subject to the Company having satisfied any regulatory capital requirement administered by the federal banking agencies. Amounts paid out as bonuses are also subject to our Executive Recovery Policy, which provides for the clawback of executive compensation if certain triggering events occur. See “Clawbacks for Any Restatement; Executive Compensation Recovery Policy” below.

2019 Financial Metrics for Performance-Based Bonus

Financial metrics comprise 70% of the Performance-Based Bonus Plan Corporate Goals. In 2019, those metrics included the Company’s diluted operating earnings per share, growth in total loans and total deposits, cost of deposits, non-performing assets-to-total assets ratio, and net charge-off ratio. On an annual basis, the Company evaluates the performance metrics used and modifies the metrics and the weightings as deemed appropriate. For 2019, the financial metrics as well as relative weightings were revised to reflect the Bank’s focus on deposit costs and maintaining high asset quality:

•	Earnings were weighted the highest, with target diluted operating earnings per share weighted 40%;
•	A 10% weighting was assigned to each of the following: growth in total loans and total growth in deposits;
•	A 10% weighting was assigned to managing the cost of deposits; and
•	Management’s focus on maintaining high asset quality is reflected by a 15% weighting assigned to each of the following: a non-performing assets-to-total assets ratio (using an average of the quarterly end-of-period ratio in 2019), and net charge-off ratio.

2019 Financial Metrics Results: Diluted Earnings Per Share

The 2019 financial objective included a 40% weighting based on achieving target diluted operating earnings per share (“Adjusted EPS”) of $5.05, an increase of 8% from 2018. A threshold of 50% achievement would be achieved if Adjusted EPS were at $4.75 per share, with no achievement for Adjusted EPS less than that amount. An Adjusted EPS of at least $5.35 would translate to a maximum achievement of 200%. The target Adjusted EPS goal of $5.05 was determined based on the Company’s annual financial budget for 2019. Our 2019 Adjusted EPS of $4.84 resulted in 65% achievement of this performance goal. When calculating the earnings per share, we have historically excluded the impact of non-recurring items that are non-operating in nature.

Adjusted EPS is a financial measure not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which is referred to as a non-GAAP financial measure. Please refer to the section titled “Item 7. MD&A — Supplemental Information-Explanation of GAAP and Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the reasons why we use this measure and for reconciliations to the most directly comparable measures calculated in accordance with GAAP. Our reported earnings per share in 2019 were $4.61. For 2019, we excluded the $0.23 per share cumulative impact related to the reversal of certain previously claimed tax credits and associated impairment charges related to the Company’s investments in the DC Solar tax credit funds, as previously disclosed in our Annual Report on Form 10-K. This related to a $5.4 million net pre-tax impairment charge (equivalent to $3.8 million after-tax) and $30.1 million in additional income tax expense to reverse certain previously claimed tax credits. (Refer to Item 7. MD&A

— Results of Operations — Income Taxes in Annual Report on Form 10-K for a more detailed discussion related to the Company’s investment in DC Solar.)

The Company recognizes that EPS growth is an important metric for stockholders to measure the Company’s performance. We believe that including this metric as a performance measurement aligns the interests of management and those of the stockholders. This 2019 EPS goal was challenging as it required the Company to increase EPS for the tenth consecutive year and at a rate above what analysts projected for our Peer Group.

2019 Financial Metrics Results: Growth in Total Loans

The 2019 financial objectives included a 10% weighting based on achieving total loan growth of 9.7%, equivalent to total loans reaching $35.5 billion. A threshold of 50% achievement would be achieved if total loans grew 5.7%, with no achievement of the performance metric if total loan growth was less than that amount. Total loan growth of at least 13.7% would translate to a maximum achievement of 200%. As of December 31, 2019, total loans were $34.8 billion, representing a growth of 7.4% from 2018, resulting in a 71% achievement of this performance goal.

Net interest income is the largest component of revenue for many banks, including our Bank. As such, the ability to grow total loans, and therefore increase net interest income, is an important financial metric by which to measure performance. Our total loan growth of 7.4% in 2019 compares favorably to the median total loan growth for our Peer Group, which was 5.2%. The Company’s total loan growth in 2019 was broad-based across commercial, consumer, and commercial real estate loans.

2019 Financial Metrics Results: Growth in Total Deposits

The 2019 financial objectives included a 10% weighting based on achieving total deposit growth of 9.8%, equivalent to total deposits reaching $38.9 billion.  A threshold of 50% achievement would be achieved if deposits grew 5.8%, with no achievement of the performance metric if total deposit growth was less than that amount. Deposit growth of at least 13.8% would translate to a maximum achievement of 200%. As of December 31, 2019, total deposits were $37.3 billion, representing a growth of 5.3% from 2018 and did not meet the threshold established for this goal.

Our Bank recognizes the importance of having a solid deposit base to support our growth objectives while maintaining a reasonable cost of deposits. While we did not meet our threshold this year, our deposit growth of 5.3% was slightly higher than the median deposit growth for our Peer Group, which was 5.0% in 2019.

2019 Financial Metrics Results: Average Cost of Deposits

The 2019 financial objectives included a 10% weighting based on achieving a target average cost of deposits. The average cost of deposits was 0.71% in 2018 and, had increased considerably at the end of 2018. Accordingly, the Company’s annual financial budget assumed a year-over-year increase in the cost of deposits. The achievement target for the average cost of deposits was set at 1.04%, the forecasted amount in the Company’s annual financial budget for 2019.  A threshold of 50% achievement would be achieved if the average cost of deposit increased to 1.13%, with no achievement of the performance metric if the weighted cost of deposit exceeded that rate. An average cost of deposit of no more than 0.95% would translate to a maximum achievement of 200%. The full year 2019 average cost of deposit was 1.04%, resulting in a 100% achievement of this performance goal.

2019 Financial Metrics Results: Non-Performing Assets (“NPA”) to Total Assets

The 2019 financial objectives included a 15% weighting based on achieving an average quarterly NPA-to-total assets ratio of 0.29%.  A threshold of 50% achievement would be achieved if the NPA-to-total assets ratio was 0.50%, and no credit would be given if the ratio exceeded that amount. A ratio of no more than 0.25% would translate to a maximum achievement of 200%. Our average quarterly end-of-period NPA-to-total assets ratio was 0.30% in 2019, resulting in a 98% achievement of this performance goal. At 0.30%, our 2019 average NPA-to-total assets ratio was similar to the 2018 ratio of 0.29%.

2019 Financial Metrics Results: Net Charge-Off Ratio

The 2019 financial objectives included a 15% weighting based on achieving a full year net charge-off ratio of 0.15% in 2019.  A threshold of 50% achievement would be achieved if the full year net charge-off ratio was 0.30%, and no credit would be given if the ratio exceeded that amount. A net charge-off ratio of below 0.10% would translate to a maximum achievement of 200%. For the full year 2019, our net charge-off ratio was 0.16%, resulting in a 97% achievement of this performance goal. The 2019 full year net charge-off ratio of 0.16% compared to a 2018 full year net-charge-off ratio of 0.13%.

Summary Results of Financial Metrics

The table below outlines the financial metrics and actual results for 2019.

Financial Metrics	Weighting	Threshold	Target	Maximum	2019 Result	Metric Achievement
Adjusted Earnings per Share (EPS)	40%	$4.75	$5.05	$5.35	$4.84*	65%
Total Loan Growth	10%	5.70%	9.70%	13.70%	7.40%	71%
Total Deposit Growth	10%	5.80%	9.80%	13.80%	5.30%	0%
Average Cost of Deposits	10%	1.13%	1.04%	0.95%	1.04%	100%
Average Quarterly NPA-to-Total Assets	15%	0.50%	0.29%	0.25%	0.30%	98%
Full Year Net Charge-Off Ratio	15%	0.30%	0.15%	0.10%	0.16%	97%
Total for Financial Metrics						73%

* Our reported earnings per share in 2019 were $4.61. 2019 Adjusted EPS were $4.84, excluding $0.23 per share loss from reversal of certain previously claimed tax credits and the impact of an impairment charge related to the Company’s investments in the DC Solar tax credit funds. Please refer to the section titled “Item 7. MD&A — Supplemental Information-Explanation of GAAP and Non-GAAP Financial Measures” in our Annual Report on Form 10-K for a full reconciliation.

2019 Strategic Goals for Performance-Based Bonus

The achievement of certain strategic initiatives, which are tied to building the Company’s platform and positioning it for sustained future growth, comprise 30% of the Performance-Based Bonus Plan. The 2019 strategic goals were focused on five equally weighted areas:

•	Strengthen risk management infrastructure and capabilities to reflect the Company’s growing size and complexity;
•	Enhance core capabilities to ensure that critical processes align with customer needs, market dynamics and the Company’s overall value proposition;
•	Accelerate bridge banking by developing cross-border expertise that can more effectively serve the needs of our customers;
•	Evolve consumer banking strategy by building a digital consumer banking platform and leveraging our bricks-and-mortar presence to grow our commercial service and wealth management business; and
•	Build talent management and organizational capabilities by retaining top talent and adopting culturally-aligned behaviors.

The Compensation Committee recognizes that strategic goals are not readily quantified in the same way as the financial metrics, and have more inherent subjectivity in their measurement. In light of these considerations, it has been the Compensation Committee’s practice to limit the achievement of strategic goals to no more than the percentage achieved for the financial goals, even if the Company achieved the maximum level of performance for any of the strategic goals.

2019 Results of Strategic Goals

At its March 2020 meeting, the Compensation Committee, in consultation with the CEO, made an assessment as to whether the Company’s strategic goals were achieved. The achievement of each goal was measured and the level of achievement established. After discussion with the CEO, the Compensation Committee determined that the overall achievement of strategic goals was at 89%. However, the Compensation Committee limited the achievement of strategic goals to no more than the percentage achieved for the financial goals. As a result, the final achievement of strategic goals used for Performance-Based Bonus calculation was capped at 73%, consistent with the Company’s achievement of financial goals.

Performance-Based Bonus for NEOs

In 2019, using the above discussed performance goals, the Company achieved 73% of the target Corporate Goals, consisting of 73% achievement of the financial metrics (70% weighting) and 73% achievement of strategic metrics (30% weighting).

All NEOs except the CEO, were additionally evaluated based on individual and departmental goals as part of their 2019 Performance-Based Bonus Plan. For the Chief Financial Officer (“CFO”) and the General Counsel and Corporate Secretary, 50% of their performance-based bonus was based on the achievement of the Corporate Goals as described above and 50% was based on individual and department goals. For the Head of International and Commercial Banking and Head of Consumer Banking and Digital Banking, 30% of their performance-based bonus was based on the achievement of the Corporate Goals and 70% was based on individual and department goals. Individual and departmental goals vary by individual and are set by the CEO, in conjunction with the Compensation Committee.

LTI Awards

LTI awards are compensation awards designed to tie the compensation of our executive officers to stockholder returns. These awards are generally granted in the first quarter of each year, allowing the Compensation Committee adequate time to evaluate prior year performance. When determining the annual LTI awards to our executive officers, the Compensation Committee believes it is important to take into account not only the grant date values included in the “Summary Compensation Table”, but also to consider the effect of the year-end value of our stock on those awards over time. The timing of the grants generally follows the filing of the Company’s annual reports on Form 10-K and occurs before the start of the Company’s “blackout period,” during which insiders may not engage in Company stock transactions. LTI awards are granted under the Company’s 2016 Stock Incentive Plan, as amended, (the “2016 Stock Incentive Plan”), which is the Company’s omnibus stockholder-approved plan for equity awards to employees.

One hundred percentage of the value of LTI awards granted to our NEOs is made through performance-based RSUs. Awards are subject to a performance period of three (3) years (for example, January 1, 2019 through December 31, 2021 for awards granted in 2019), and are payable at the end of the three-year period. Each year, an NEO may earn a “target” amount of RSUs equal to one third of the total RSUs granted. As described below, however, the actual number of RSUs earned may be higher or lower than the target amount. Depending on the Company’s financial performance that year relative to the Long Term Performance Peer Group, which is defined as the banks in the KRX, the actual number of RSUs earned in a year can range from 0% to 200% of the target RSUs. The Compensation Committee believes this practice further aligns our compensation program with industry best practices for LTI awards, and reflects an appropriate balance between financial reward and long-term performance.

The financial performance metrics we use for the LTI award – ROA, ROE and TSR – are common indicators of value creation and serve to focus management’s attention on enhancing results in these areas. ROE is a direct measurement of the return on capital. The Company believes that for long-term strategy and sustainability, ROA is an important and prudent metric, reflecting the Company’s ability to execute on its long term business model. TSR measures the movement of the Company’s stock price and dividends paid over time. The TSR metric underscores the connection between executive pay and stockholder interests by measuring our ability to provide a greater return to our stockholders than our competitors.

We set the “target” level of RSUs that could be earned in a given year at the median, or 50th percentile, of the ROA, ROE and TSR ratios of the Long Term Performance Peer Group. We believe these are challenging goals because of strong competition within the Long Term Performance Peer Group. The actual RSUs that are earned in a given year may be higher or lower than the target amount of RSUs if performance is better (or worse) relative to the Long Term Performance Peer Group. ROA, ROE and TSR ratios of less than the 50th percentile will proportionately reduce the amount of RSUs earned in that year, and no RSUs are earned if the ratios put the Company at less than the 30th percentile of the Long Term Performance Peer Group. A maximum of 200% award relative to the “target” level of RSUs will be earned for performance at or above the 80th percentile, and the award is prorated between 100% and 200% for performance between the 50th and 80th percentiles. The table below illustrates the relative weighting assigned to each financial metric and the performance required to achieve payouts.

Metric	Weighting	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
ROA	37.5%	30th percentile	50th percentile	>=80th percentile
ROE	37.5%	30th percentile	50th percentile	>=80th percentile
TSR	25%	30th percentile	50th percentile	>=80th percentile

The Company calculates the aggregate grant date fair value of awards as of the date of grant in accordance with the same standard it applies for financial accounting purposes. Consistent with SEC regulations, the grant date fair value of 2019 LTI award equity grants for the NEOs are presented in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table below. Total outstanding unexercised or unvested LTI grants are shown in the “Outstanding Equity Awards at Fiscal Year End” table below.

2019 Pay Mix for NEOs

The final 2019 pay mix for our NEOs highlights the Company’s commitment to align compensation outcomes to results, and underscores our compensation philosophy of placing significant emphasis on at-risk, performance-based pay. In 2019, over 80% of the CEO’s target pay was at risk and linked to performance-based outcomes. For the other NEOs, a range of 54% to 68% of target pay (on average, 63%) was at risk and tied to direct performance results.

Retirement Programs and Perquisites

Our NEOs receive the same customary benefits as all other employees, including medical, dental, life, disability, vacation cash-out, and a 401(k) Plan (the “401(k) Plan”) which includes company matching contributions. The NEOs are eligible to participate in the same plans and to the same extent as most other salaried employees. Employees are allowed to cash out their earned vacation once a year if they met both vacation usage and time away from work requirements set by the Company. The Company maintains a non-qualified deferred compensation plan (“Deferred Compensation Plan”) to help attract and retain executives and key employees. One NEO, Mr. Yen, participated in the Deferred Compensation Plan in 2019. Our Deferred Compensation Plan provides NEOs and other key employees the opportunity to defer a specified percentage of their annual base salary and/or their bonus under the annual cash bonus plan (in each case, up to 80%). The deferred amounts are credited to a participant’s account and are immediately vested. Amounts in a participant’ account are then hypothetically or “notionally” invested in one or more investment funds selected by such participant, with gains or losses adjusted based on the rate of return on the assets in each notional investment fund. The available investment funds used to track such notional investment returns are substantially the same as those offered under our 401(k) Plan. Returns on participant contributions are not guaranteed. The Company has the discretion to make contributions to the Deferred Compensation Plan on behalf of its participants. In 2019, the Company did not make any such contributions to the Deferred Compensation Plan.

In general, the NEOs do not have different or greater benefits than other employees with the exception of financial planning services and the use of a Company-owned car for the CEO, and automobile allowance for the Head of International and Commercial Banking. The financial planning services are intended to help ensure compliance by the CEO with all applicable tax and regulatory requirements. For certain executives, the use of a company car and automobile allowance are permitted in recognition of their extensive business-related travel. The Compensation Committee reviews the perquisites provided to the NEOs annually as part of their overall review of executive compensation. Based on a review of competitive pay data provided by its external independent compensation consultant, the Compensation Committee determined that the perquisites provided in 2019 are within an appropriate range of competitive compensation practices relative to our Peer Group. Details about the NEOs perquisites, including the cost to the Company, are shown in the “Summary Compensation Table” under the “All Other Compensation” column on page 50 together with the accompanying footnotes.

2019 Compensation Decisions for Named Executive Officers

With input from its compensation consultant, the Compensation Committee considered the following contributions and achievements in determining the 2019 compensation for the NEOs. Performance-based bonus awards were based on the financial performance of 2019 and paid to the NEOs in March 2020.

The Compensation Committee’s determination of each of these matters was based on the recommendation of the CEO (except in the case of his own compensation), the parameters established by the NEO’s employment agreement, if applicable, and the factors described below. In addition, in determining equity awards, the Compensation Committee considered its overall long-term incentive guidelines for all executive officers, which attempt to balance in the context of the competitive market for executive talent, the benefits of incentive compensation tied to performance of the Company’s common stock with the dilutive effect of equity compensation awards.

Dominic Ng
2019 Key Achievements

The Board recognized that under Mr. Ng’s leadership, the Company continues to invest in our future, strengthen our risk and control environment, reinforce the importance of our culture and values, deliver on our long-standing commitment to serve our communities and conduct business in a responsible way to drive sustainable growth. The Company’s financial results reflected continued momentum toward delivering on both profitability and returns, including return on equity and return of assets, despite a declining interest environment and unprecedented U.S.-China trade tensions.

•         Financial

•        Ranked 11th of the 100 Best Banks in America by Forbes in 2020, ranked in the Top 15 every year since 2010.[1]

•        Reported full year 2019 net income of $674.0 million, or $4.61 per diluted share, and revenues of $1.68 billion.

•        Adjusting earnings for non-recurring items, 2019 non-GAAP net income and non-GAAP diluted EPS were $707.9 million and $4.84, respectively, compared with $681.5 million and $4.66 for 2018, resulting in a year-over-year increase of 4%.[2]

•        Revenue was $1.68 billion in 2019, compared with $1.60 billion in 2018, an increase of $79.8 million or 5%.

•        Efficiency ratio was 43.8% in 2019, an improvement of 93 basis points compared with 44.7% in 2018.

•       As of December 31, 2019, total loans, deposits and assets all increased, as follows:

•        Total loans increased $2.4 billion, or 7.4%, to $34.8 billion

•        Total deposits increased $1.9 billion, or 5.3%, to $37.3 billion

•        Relative to banks in our Peer Group as well as all publicly traded banks, the Company’s 2019 ROA and ROE were in the upper quartile, with ratios of 1.59% and 14.16%, respectively.

•        Customers and Communities

•        Implemented several initiatives designed to enhance customer experience and respond to consumer needs, including investing in digital banking, and through end-user focus and innovation, to attract new customers.

•        Continued commitment to our community, including making over 5,000 microloans to support small businesses in underserved communities in 2019. Led our associates to volunteer more than 6,600 hours in community service, including support of small businesses, disadvantaged families, affordable housing initiatives, education and the arts.

•        Risk Management - Continued to further refine credit risk management programs, improving internal controls, and enhancing data governance.

•        People - In a CEO-driven effort to underscore the importance of corporate cultural attributes, Mr. Ng led the leadership team in defining, highlighting and reinforcing, across the Company, the behaviors and expectations that align with our corporate culture.

1 Forbes article dated January 22, 2020

2 See reconciliations of non-GAAP measures presented in our Annual Report on Form 10-K, “Item 7. MD&A - Supplemental Information - Explanation of GAAP and Non-GAAP Financial Measures.”

Base Salary	• In March 2019, the Compensation Committee elected to increase Mr. Ng’s base salary to $1,275,000.[1]
Performance-Based Bonus

•          Mr. Ng received a performance-based bonus of $930,750 for 2019. Mr. Ng’s performance-based bonus award was 73% of his 2019 target bonus, which was set at 100% of base salary, and was determined based on the Company’s achievement of the Corporate Goals under the formula-based Performance-Based Bonus Plan.

LTI Award

•        Mr. Ng received a target LTI award of $4,970,000 in RSUs. The award is subject to the performance of the Company on ROA, ROE and TSR relative to the Long Term Performance Peer Group. LTI equity grants are subject to a three-year cliff performance schedule.

Irene H. Oh
2019 Key Achievements

•        The Company’s profitability and returns relative to peer banks, with each of ROA and ROE above the Peer Group median and in the upper quartile, while meeting internal loan mix and liquidity guidelines.

•        Demonstrated strong expense discipline, resulting in an improved operations efficiency ratio of 43.8% in 2019, compared with 44.7% in 2018.

•        Continued to make productivity and process improvements in the finance and accounting function, resulting in higher quality of financial reporting and analysis, while enhancing our control environment.

•        Led various fee income business units, resulting in an increased noninterest income in the areas of interest rate contracts and foreign exchange.

•        Led the Company’s operational units and the development and ongoing implementation of the Company-wide data governance program.

•        Highlighted the importance of the corporate culture, and communicated to associates about the Company’s values and culture.

Base Salary

•         Ms. Oh’s 2019 base salary was increased to $620,000 from $550,000 in 2019. The salary increase was based on the financial success of the Company in 2018, the expansion of Ms. Oh’s responsibilities and her overall performance in 2019.

Performance-Based Bonus

•         Ms. Oh received a performance-based bonus of $400,644 for 2019.  Ms. Oh’s performance-based bonus award was 80.78% of her 2019 target bonus, which was set at 80% of base salary.  50% of the possible bonus amount was determined based on the Company’s achievement of the Corporate Goals under the formula-based Performance-Based Bonus Plan, and the balance was based on the achievement of individual and department goals.

LTI Award

•        Ms. Oh received a target LTI award of $800,000 in RSUs. The award is subject to the performance of the Company on ROA, ROE and TSR relative to the Long Term Performance Peer Group.  All LTI equity grants are subject to a three-year cliff performance schedule.

[1]	Mr. Ng’s 2019 base salary was inadvertently reported as $1,270,000, instead of $1,275,000, in our 2019 proxy statement.

Catherine Zhou
2019 Key Achievements

•        Launched a digital banking platform in 2019 that resulted in new customers. Substantially simplified and streamlined the customer onboarding experience through use of technology in multiple areas.

•        Led the retail banking teams in coordinating business responses and activities, resulting in an increase in deposits and loans.

•        Led the growth in mortgage business, resulting in total year-over-year growth in single-family residential mortgage loans and home equity lines of credit.

•        Reinforced the importance of the corporate culture, and effectively communicated to all associates across retail banking, wealth management, private banking, digital banking, and mortgage teams about the Company’s values and culture.

Base Salary	• Ms. Zhou’s 2019 base salary was increased to $669,500 from $650,000 in 2018. The increase to Ms. Zhou’s salary was based on her overall performance and contributions in 2018.
Performance-Based Bonus

•        Ms. Zhou received a performance-based bonus of $600,073 for 2019.  Ms. Zhou’s performance-based bonus award was 89.63% of her 2019 target bonus, what was set at 100% of base salary.  30% of the possible bonus amount was determined based on the Company’s achievement of the Corporate Goals under the formula-based Performance-Based Bonus Plan, and the balance was based on the achievement of individual and department goals.

LTI Award

•        Ms. Zhou received a target LTI award of $500,000 in RSUs. The award is subject to the performance of the Company on ROA, ROE and TSR relative to the Long Term Performance Peer Group. All LTI equity grants are subject to a three-year cliff performance schedule

Douglas P. Krause
2019 Key Achievements

•        Led legal, compliance, and BSA/AML teams in supporting product differentiation agenda within the retail banking, wealth management, mortgage, digital banking, new commercial banking businesses and opportunities.

•        Continued to support in remediation and termination of regulatory actions.

•        Led team to manage non-performing assets and work diligently with borrowers to maximize our recovery.

•        Effectively supported the Board’s corporate governance programs and diversity initiatives.

Base Salary	• Mr. Krause’s 2019 base salary was $500,000, an increase from $480,000 in 2019. The increase to Mr. Krause’s salary was based on his overall performance and contributions in 2019.
Performance-Based Bonus

•        Mr. Krause received a performance-based bonus of $324,400 for 2019.  Mr. Krause’s performance-based bonus award was 81.10% of his 2019 target bonus, which was set at 80% of base salary.  50% of the possible bonus amount was determined based on the Company’s achievement of the Corporate Goals under the formula-based Performance-Based Bonus Plan, and the balance was based on the achievement of individual and department goals.

LTI Award

•        Mr. Krause received a target LTI award of $600,000 in RSUs.  The award is subject to the performance of the Company on ROA, ROE and TSR relative to the Long Term Performance Peer Group.  All LTI equity grants are subject to a three-year cliff performance schedule.

Andy Yen
2019 Key Achievements

•        Continued to strengthen customer and regional expansion strategies outside of Southern California while adding commercial bankers in various locations in Southern California market.

•        Generated solid pretax income, with disciplined expense and credit management.

•        Made progress in deepening customers’ relationships by increasing deposit operating accounts, and increasing customer wallet share by through fee income product growth.

Base Salary	• Mr. Yen’s 2019 base salary was $435,000, an increase from $413,100 in 2018. The increase to Mr. Yen’s salary was based on his overall performance and contributions in 2018.
Performance-Based Bonus

•        Mr. Yen received a performance-based bonus of $176,132 for 2019.  Mr. Yen’s performance-based bonus award was 80.98% of his 2019 target bonus, which was set at 50% of base salary.  30% of the possible bonus amount was determined based on the Company’s achievement of the Corporate Goals under the formula-based Performance-Based Bonus Plan, and the balance was based on the achievement of individual and department goals.

LTI Award

•        Mr. Yen received a target LTI award of $300,000 in RSUs.  The award is subject to the performance of the Company on ROA, ROE and TSR relative to the Long Term Performance Peer Group.  All LTI equity grants are subject to a three-year cliff performance schedule.

Other Compensation Policies and Information

In addition to adhering to the processes described in the preceding sections, the Compensation Committee maintains a strong corporate governance culture with respect to executive compensation. Over the years it has adopted policies, including those described below, to further align executive compensation with performance and what the Company believes is the best interest of the stockholders.

Clawbacks for Any Restatement; Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for our NEOs, which was approved by the Compensation Committee in 2012. Under this policy, all annual performance-based bonus payments and annual LTI awards that are based upon the Company’s financial performance may be subject to clawback in the event of a restatement of the Company’s financial statements. The clawback will be required without regard to the reason for the restatement, and the affected officers will be required to repay the Company the amount of any incentive payment or incentive award received in excess of what would have been paid based on the restated numbers.

Trading Restrictions; No Hedging or Pledging of Common Stock

As provided in the Company’s Insider Trading Policy, it is against Company policy for any employee, including any executive officer, to engage in speculative transactions in Company securities, which include but are not limited to trades in puts or calls in Company securities or selling Company securities short. In addition, under our Insider Trading Policy, it is against Company policy for NEOs to pledge shares of common stock in the Company for any purpose.

No Tax Gross Ups

We do not provide for any tax gross ups of excise or other taxes on severance payments or in connection with a change in control.

Compensation Program Risk Analysis

The Compensation Committee reviews the Company’s compensation policies and practices for our NEOs and other employees. The Compensation Committee has determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on the Company. To conduct this review, the Company annually completes an inventory of its incentive compensation plans and policies. This evaluation covers a wide range of practices and policies including: the balanced mix between pay elements, short term and long term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, Compensation Committee discretion on individual awards, use of Stock Ownership Guidelines, use and provisions in severance/change of control policies, use of the Executive Compensation Recovery Policy and Compensation Committee oversight of compensation programs.

The Compensation Committee also evaluated, along with the Company’s Chief Risk Officer, the conformity of the criteria and targets of our compensation program with the risk profile of the Company and whether the proposed goals or the structure of the awards might have the inadvertent effect of encouraging excessive risk or other undesirable behavior.

Report by Compensation Committee

The following Compensation Committee Report is not deemed to be “soliciting material,” or to be “filed” with the SEC and is not to be incorporated by reference in any other filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis. Based upon this review and our discussions, the East West Bancorp, Inc. Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2019.

THE COMPENSATION COMMITTEE

Jack C. Liu, Chairman

Molly Campbell

Herman Y. Li

The NEOs only receive compensation for services as executive officers and employees of the Bank, and no separate compensation is paid for their services to the Company. The table below and the accompanying footnotes summarize the 2019, 2018, and 2017 compensation for the NEOs:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All O ther Compensation ($) (4)	Total ($)

Dominic Ng	2019	1,262,308	-	5,100,074	-	930,750	-	120,109	7,413,241
Chairman and Chief	2018	1,200,000	-	4,670,788	-	1,621,200	-	95,696	7,587,684
Executive Officer	2017	1,165,385	-	4,146,023	-	2,067,600	-	55,076	7,434,084

Irene H. Oh	2019	608,154	-	822,634	-	400,644	-	14,985	1,846,416
Executive Vice President,	2018	534,423	200,000	728,291	-	495,220	-	41,029	1,998,963
Chief Financial Officer	2017	454,808	-	362,815	-	429,962	-	12,150	1,259,735

Catherine Zhou	2019	666,200	-	502,067	-	600,073	-	64,550	1,832,890
Executive Vice President,	2018	650,000	-	554,554	-	675,480	-	5,875	1,885,909
Head of Consumer Banking and Digital Banking	2017	-	-	-	-	-	-	-	-

Douglas P. Krause	2019	496,615	-	617,481	-	324,400	-	32,984	1,471,481
Executive Vice President,	2018	469,615	-	520,791	-	434,419	-	29,856	1,454,681
General Counsel and Corporate Secretary	2017	412,212	-	362,815	-	407,946	-	10,255	1,193,228

Andy Yen	2019	431,294	-	309,751	-	176,132	-	32,273	949,450
Executive Vice President,	2018	411,698	-	240,641	-	219,335	-	39,357	911,031
Head of International and Commercial Banking	2017	404,135	-	295,413	-	199,868	-	38,794	938,210

(1)	Represents the aggregate grant date fair values of the RSUs and performance-based RSUs granted in 2019, 2018, and 2017 in accordance with FASB ASC Topic No. 718, Compensation—Stock Compensation. See the Company’s Annual Report on Form 10-K, Note 16 - Stock Compensation Plans to the Company’s Consolidated Financial Statements for the year ended December 31, 2019 on the Company’s accounting for share-based compensation plans. With the exception of Ms. Zhou’s 2018 RSU awards as well as the broad employee RSU grant, all other NEO equity awards are performance-based with payouts that depend on the probable outcome of the performance criteria and the price of the Company’s common stock on the award certification date. For the 2019 performance-based RSUs, assuming that the highest level of performance conditions will be achieved, the grant date fair value of the maximum awards for the NEOs would be as follows: Mr. Ng $8,825,552, Ms. Oh $1,420,612, Mr. Krause $1,065,459, and Mr. Yen $532,729.

(2)	Represents incentive compensation earned under our Performance-Based Bonus Plan in 2019, 2018 and 2017 related to fiscal years 2018, 2017 and 2016, respectively.
(3)	Includes the year-to-date change in the actuarial present value of the accumulated benefit under the Supplemental Executive Retirement Plan.
(4)	Includes: Mr. Ng: (i) Financial planning and administrative services of $41,545, (ii) Vacation cash-out $62,596 , (iii) Company’s contributions under its 401(k) Plan of $12,600 and (iv) auto usage of $3,368; Ms. Oh: (i) Vacation cash-out $2,385 and (ii) Company’s contributions under its 401(k) Plan of $12,600; Ms. Zhou: (i) Vacation cash-out of $51,950 and (ii) Company’s contributions under its 401(k) Plan of $12,600; Mr. Krause: (i) Company’s contributions under its 401(k) Plan of $12,600 and (ii) Vacation cash-out $20,384; Mr. Yen: (i) Car allowance of $18,000, (ii) Vacation cash-out of $1,673 and (iii) Company’s contributions under its 401(k) Plan of $12,600. These amounts reflect the Company’s actual costs to provide the perquisites or other personal benefits to the NEOs.

The table below summarizes all plan-based awards granted by the Compensation Committee to the NEOs in 2019:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Award ($) Units (3) (#)	Grant Date Fair Value of Equity (4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dominic Ng	2/4/2019							39	2,022
	3/6/2019	637,500	1,275,000	2,550,000	46,650	93,299	186,598	-	5,098,052

Irene H. Oh	2/4/2019							39	2,022
	3/6/2019	248,000	496,000	992,000	7,509	15,018	30,036	-	820,612

Catherine Zhou	2/4/2019							39	2,022
	3/6/2019	334,750	669,500	1,339,000	4,694	9,387	18,774	9,387	500,045

Douglas P. Krause	2/4/2019							39	2,022
	3/6/2019	200,000	400,000	800,000	5,632	11,264	22,528	-	615,459

Andy Yen	2/4/2019							39	2,022
	3/6/2019	108,750	217,500	435,000	2,816	5,632	11,264		307,729

(1)	These grants show the potential payment for our NEOs under our formula-based Performance-Based Bonus Plan. Additional information regarding the Performance-Based Bonus Plan is discussed in the section “Compensation Discussion and Analysis - 2019 Compensation Decisions for Named Executive Officers” in this Proxy Statement. The actual payments the NEOs received are based upon the performance attained and are included in the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table” above.

(2)	Represents performance-based RSUs that cliff vest on March 6, 2022, assuming that the employee remains employed through such date. Vesting is subject to meeting pre-established performance goals over multiple performance periods with the last performance period ending on December 31, 2021. Dividends are accrued and paid at the time of vesting. Actual payout may range from zero to the maximum number of performance-based RSUs. Awards will be paid out 100% in stock in a number of shares equal to the number of performance-based RSUs vested. The target units represent the target number of performance-based RSUs granted on the grant date, and the Company’s TSR, ROA and ROE performance at the 50th percentile compared to the performance of the banks comprising the KRX for each year, representing a payout of 100%. Threshold units represent the Company’s TSR, ROA and ROE performance at the 30th percentile compared to the KRX for each year, resulting in a payout of 50% of the target number of performance-based RSUs. Maximum units represent the Company’s TSR, ROA and ROE performance at the 80th percentile and above compared to the banks comprising the KRX for each year, resulting in a payout of 200% of the target number of performance-based RSUs. The actual percentage payout would be linearly interpolated between the 30th percentile of the TSR, ROA and ROE performance (50% payout), the 50th percentile of the TSR, ROA and ROE performance (100% payout) and the 80th percentile of the TSR, ROA and ROE performance (200% payout). TSR is weighted at 25%, ROA and ROE are weighted equally at 37.5% each.

(3)	Represent RSUs granted on February 4, 2019 as part of the all employee Spirit of Ownership Program. All RSUs cliff vest three years from the date of grant.

(4)	The assumptions applied in determining the grant date fair value are the same as those set forth in footnote 1 to the “Summary Compensation Table” above.

The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2019. There were no outstanding option awards held by NEOs as of December 31, 2019. With the exception of the broad-based employee RSUs granted on February 16, 2018 and February 4, 2019, all of the outstanding equity awards are performance-based awards with payouts that depend on the outcome of the performance criteria and the price of the Company’s common stock on the award certification date. The performance-based awards have a term of three years, and will vest based on the achievement of the applicable performance criteria.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Dominic Ng	3/2/2017	122,102	(3)	5,946,367	-		-
	2/16/2018	30	(4)	1,461	-		-
	3/8/2018	66,578	(6)	3,242,349	44,386	(5) (6)	2,161,598
	2/4/2019	39	(4)	1,899	-		-
	3/6/2019	46,650	(7)	2,271,855	124,399	(5) (7)	6,058,231

Irene H. Oh	3/2/2017	10,685	(3)	520,360	-		-
	2/16/2018	30	(4)	1,461	-		-
	3/8/2018	10,357	(6)	504,386	6,905	(5) (6)	336,274
	2/4/2019	39	(4)	1,899	-		-
	3/6/2019	7,509	(7)	365,688	20,024	(5) (7)	975,169

Catherine Zhou	10/2/2017	33,135	(4)	1,613,675	-		-
	2/16/2018	30	(4)	1,461	-		-
	3/8/2018	8,175	(6)	398,123	-		-
	2/4/2019	39	(4)	1,899	-		-
	3/6/2019	4,694	(7)	228,598	12,516	(5) (7)	609,529

Douglas P. Krause	3/2/2017	10,685	(3)	520,360	-		-
	2/16/2018	30	(4)	1,461	-		-
	3/8/2018	7,398	(6)	360,283	4,932	(5) (6)	240,188
	2/4/2019	39	(4)	1,899	-		-
	3/6/2019	5,632	(7)	274,278	15,019	(5) (7)	731,425

Andy Yen	3/2/2017	8,700	(3)	423,690	-		-
	2/16/2018	30	(4)	1,461	-		-
	3/8/2018	3,403	(6)	165,726	2,269	(5) (6)	110,500
	2/4/2019	39	(4)	1,899	-		-
	3/6/2019	2,816	(7)	137,139	7,510	(5) (7)	365,737

(1)	Represents grants of performance-based RSUs. The vesting of the performance-based RSUs is subject to meeting the three-year service condition from the grant date and pre-established performance goals in each of the three years ending December 31 of the respective fiscal year. Dividends are accrued on the performance RSUs and paid at the time of vesting.

(2)	The amounts shown represent the number of shares or units shown in the column immediately to the left multiplied by the closing price on December 31, 2019 of the Company’s common stock as reported on Nasdaq, which was $48.70.

(3)	This performance-based RSU granted on March 2, 2017 cliff vested on March 2, 2020.

(4)	Reflects RSUs that will cliff vest three years from the date of grant, assuming that the employee remains employed through such date.

(5)	Reflects the maximum potential payout, but the actual number of shares ultimately paid out may vary from the amount shown on the table, with the possibility of payout, ranging from no payout to maximum payout depending on the outcome of the performance criteria.

(6)	This performance-based RSU granted on March 8, 2018 cliff vests on March 8, 2021, assuming that the employee remains employed through such date.

(7)	This performance-based RSU granted on March 6, 2019 cliff vests on March 6, 2022, assuming that the employee remains employed through such date.

The following table summarizes, for the NEOs, the option exercises and stock awards vested during 2019. The amounts reflected below show the number of shares acquired at the time of exercise or vesting, as applicable. The amounts reported as value realized are shown on a before-tax basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Dominic Ng	-	-	213,609	11,378,951
Irene H. Oh	-	-	18,692	995,723
Catherine Zhou	-	-	-	-
Douglas P. Krause	-	-	18,692	995,723
Andy Yen	-	-	14,687	782,376

(1)	The amount represents the number of shares vested multiplied by the closing price of the Company’s common stock on the Nasdaq on the vesting date. It excludes any reduction in value associated with the cancellation of shares for tax withholding purposes.

The following table summarizes information about NEO participation in our nonqualified Deferred Compensation Plan, which is described on page 43 above, in the “Retirement Programs and Perquisites” section. In 2019, there were no contributions made by the Company to the Deferred Compensation Plan for the benefit of any NEOs. Mr. Yen was the only NEO who participated in the Deferred Compensation Plan during 2019.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in 2019 ($) (1)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2019 ($)
Dominic Ng	-	-	-	-	-
Irene H. Oh	-	-	-	-	-
Catherine Zhou	-	-	-	-	-
Douglas P. Krause	-	-	-	-	-
Andy Yen	217,365	-	20,956	-	753,959

(1)	The amounts included in this column are included in the Summary Compensation Table for 2019 as “Salary.”
(2)	Reflects hypothetical or “notional” gains on account balances based on the NEO’s selected investments.

Retirement Plans

We have two retirement plans. Our 401(k) Plan is a qualified retirement plan under the Code and is open to all employees of the Company and its subsidiaries with at least three months of service.

We also have a Supplemental Executive Retirement Plan (“SERP”) which was established in 2001 in order to provide supplemental retirement benefits to certain employees whose contributions to the 401(k) Plan are limited under applicable Internal Revenue Service regulations. The SERP was also intended as a retention incentive to ensure the continued employment of the officers participating in the plan. As of December 31, 2019, none of our NEOs were participants in the SERP.

As part of the life insurance contracts purchased when the SERP was established, beneficiaries of the SERP participants would be entitled to a death benefit. Although Mr. Ng and Mr. Krause are not currently participants in the SERP, each was at the time it was established in 2001 and death benefits for their beneficiaries remain in effect. As of December 31, 2019, Mr. Ng’s beneficiaries would be entitled to death benefits of $21,580,000 and Mr. Krause’s beneficiaries would be entitled to death benefits of $7,740,000 under the SERP.

Employment Agreements and Potential Payments upon Termination or Change in Control

The Bank, the Company’s principal subsidiary, has entered into employment agreements with the NEOs. This is intended to ensure that the Bank will be able to maintain a stable and competent management base.

Chief Executive Officer

The Bank entered into an employment agreement with its CEO, Mr. Ng, in June 1998 in connection with the sale of the Bank by its prior stockholders (the “Ng Employment Agreement”). The Ng Employment Agreement was reapproved by the Board and amended on March 4, 2020 to provide for a termination date of March 4, 2023. In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, use of a Company car, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Ng’s employment for any reason other than for Cause (as defined in the Ng Employment Agreement), or in the event of Mr. Ng’s resignation from the Bank upon (i) failure to re-elect him to his current offices; (ii) a material change in functions, duties or responsibilities; (iii) a relocation of his principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank; (v) a breach of the employment agreement by the Bank; or (vi) his death or permanent disability, Mr. Ng, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement or (ii) three times the base salary currently in effect plus three times the preceding year’s bonus payable in a lump sum.

Under the assumption that Mr. Ng’s employment with the Company was terminated on December 31, 2019 for any reason other than Cause, he would be entitled to receive severance payments totaling $6,698,480. Also, if Mr. Ng’s employment with the Company was terminated for any reason other than Cause, his outstanding and unvested stock options, time-based and performance-based RSUs would become fully vested. If Mr. Ng’s employment with the Company was terminated for any reason other than Cause on December 31, 2019, the market value of his RSUs which would accelerate in vesting is $15,573,846 based on the closing price of the Company’s common stock as of that date.

Chief Financial Officer

On December 21, 2016, the Bank entered into an Executive Employment Agreement with its Chief Financial Officer, Ms. Oh (the “Oh Employment Agreement”). The Oh Employment Agreement, effective as of December 21, 2016, has an initial term of two years and is subject to annual renewal thereafter as may be agreed by the Bank’s board of directors and Ms. Oh. The Oh Employment Agreement was reapproved by the Board and amended on December 21, 2019 to provide for a termination date of December 21, 2020.

The Oh Employment Agreement provides that Ms. Oh will receive an annual base salary, subject to periodic review and increase, and will be eligible to participate in an annual performance-based cash incentive plan. However, any actual bonus for any given year will be determined and paid in accordance with the Bank’s annual bonus plan arrangements applicable to senior executives generally. Ms. Oh will also be eligible to receive annual stock grants as approved by the board of directors. In addition, Ms. Oh will be entitled to participate in all employee benefit plans and perquisite arrangements available to senior executives of the Bank and shall receive reimbursement of reasonable business expenses. Ms. Oh’s employment with the Bank may be terminated by the Bank with or without Cause (as defined in the Oh Employment Agreement), in the event of Disability (as defined in the Oh Employment Agreement) or death.

The Bank may terminate Ms. Oh’s employment with the Bank at any time without Cause, for any reason or no reason at all, upon one month advance written notice. In addition, it shall be considered termination without Cause by the Bank if (1) Ms. Oh terminates her employment for Just Reason (as defined in the Oh Employment Agreement) or if (2) without Ms. Oh’s consent, (a) the Oh Employment Agreement is not, whether initially or with respect to any subsequent renewal period, renewed or approved by the Bank’s Board of Directors (other than in connection with a for Cause event), and (b) within one month following the end of the then-current employment term, Ms. Oh resigns from the Bank.

In the event of a termination of Ms. Oh’s employment by the Bank without Cause, and contingent upon Ms. Oh’s execution and non-revocation of a general release of claims, the Bank shall pay to Ms. Oh the following: (1) a single lump sum amount consisting of an amount equal to two times of Ms. Oh’s then annual base salary and an amount equal to the annual cash bonus payout last received by Ms. Oh; and (2) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. Under the assumption that Ms. Oh’s employment with the Company was terminated on December 31, 2019 for any reason other than Cause, she would be entitled to receive severance payments totaling $1,640,644.

In addition, any equity awards would continue to vest according to the grant date schedules, provided that, performance RSUs will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two (2) years after a Change of Control (as defined in the Oh Employment Agreement), any performance RSUs will be settled as follows: (1) any RSUs for which the performance period has elapsed will continue to vest based on performance unit goal achievement, and (2) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level. The outstanding equity awards held by Ms. Oh as of December 31, 2019 are disclosed in the table on page 52 under “Outstanding Equity Awards at Fiscal Year-End”.

In the event of a termination of Ms. Oh’s employment as the result of her death or due to Disability, Ms. Oh or her beneficiary will be entitled to receive (1) the Accrued Obligations (as defined in the Oh Employment Agreement) and (2) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. The Oh Employment Agreement also provides that if Ms. Oh’s employment terminates as a result of death or Disability, all unvested RSUs that have been granted prior to the date of death or Disability shall immediately vest. The market value of her RSUs which would have accelerated in vesting as a result of her death or Disability on December 31, 2019 would have been $2,049,515.

Head of Consumer Banking and Digital Banking

On September 1, 2017, the Bank entered into an Executive Employment Agreement with its Head of Consumer Banking and Digital Banking, Ms. Zhou (the “Zhou Employment Agreement”). The Zhou Employment Agreement, effective as of October 2, 2017, has an initial term of two years and is subject to annual renewal thereafter as may be agreed by the Bank’s Board of Directors and Ms. Zhou. The Zhou Employment Agreement was reapproved by the Board and amended on October 2, 2019 to provide for a termination date of October 2, 2020.

The Zhou Employment Agreement provides that Ms. Zhou will receive an annual base salary, subject to periodic review and increase, and will be eligible to participate in an annual performance-based cash incentive plan. However, any actual bonus for any given year will be determined and paid in accordance with the Bank’s annual bonus plan arrangements applicable to senior executives generally. Ms. Zhou will also be eligible to receive annual stock grants as approved by the Board of Directors. In addition, Ms. Zhou will be entitled to participate in all employee benefit plans and perquisite arrangements available to senior executives of the Bank and shall receive reimbursement of reasonable business expenses. Ms. Zhou’s employment with the Bank may be terminated by the Bank with or without Cause (as defined in the Zhou Employment Agreement), in the event of Disability (as defined in the Zhou Employment Agreement) or death.

The Bank may terminate Ms. Zhou’s employment with the Bank at any time without Cause, for any reason or no reason at all, upon one month advance written notice. In addition, it shall be considered termination without Cause by the Bank if (1) Ms. Zhou terminates her employment for Just Reason (as defined in the Zhou Employment Agreement) or if (2) without Ms. Zhou’s consent, (a) the Zhou Employment Agreement is not, whether initially or with respect to any subsequent renewal period, renewed or approved by the Bank’s Board of Directors (other than in connection with a for Cause event), and (b) within one month following the end of the then-current employment term, Ms. Zhou resigns from the Bank.

In the event of a termination of Ms. Zhou’s employment by the Bank without Cause, and contingent upon Ms. Zhou’s execution and non-revocation of a general release of claims, the Bank shall pay to Ms. Zhou the following: (1) a single lump sum amount consisting of an amount equal to two times of Ms. Zhou’s then annual base salary; and (2) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. Under the assumption that Ms. Zhou’s employment with the Company was terminated on December 31, 2019 for any reason other than Cause, she would be entitled to receive severance payments totaling $1,339,000.

In addition, any equity awards would continue to vest according to the grant date schedules, provided that, performance RSUs will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two (2) years after a Change of Control (as defined in the Zhou Employment Agreement), any performance RSUs will be settled as follows: (1) any RSUs for which the performance period has elapsed will continue to vest based on performance unit goal achievement, and (2) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level. The outstanding equity awards held by Ms. Zhou as of December 31, 2019 are disclosed in the table on page 52 of this Proxy Statement.

In the event of a termination of Ms. Zhou’s employment as the result of her death or due to Disability (as defined in the Zhou Employment Agreement), Ms. Zhou or her beneficiary will be entitled to receive (1) the Accrued Obligations and (2) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. The Zhou Employment Agreement also provides that if Ms. Zhou’s employment terminates as a result of death or Disability, all unvested RSUs, that have been granted prior to the date of death or Disability shall immediately vest. The market value of her RSUs which would have accelerated in vesting as a result of her death or Disability on December 31, 2019 would have been $2,548,520.

General Counsel and Corporate Secretary

The Bank entered into an employment agreement with its General Counsel and Corporate Secretary, Mr. Krause, in 1999 (the “Krause Employment Agreement”). The Krause Employment Agreement was reapproved by the Board of Directors and amended on March 4, 2020 to provide for a termination date of March 4, 2023. In addition to a base salary and bonus to be determined annually, the Krause Employment Agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Krause’s employment for any reason other than for Cause (as defined in the Krause Employment Agreement), or in the event of Mr. Krause’s resignation from the Bank upon (i) a material change in functions, duties or responsibilities; (ii) a relocation of the principal place of his employment by more than 25 miles; (iii) liquidation or dissolution of the Bank; (iv) a breach of the employment agreement by the Bank; or (v) his death or permanent disability, Mr. Krause, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (x) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement or (y) three times the base salary currently in effect plus three times the preceding year’s bonus payable in a lump sum.

Under the assumption that Mr. Krause’s employment with the Company was terminated on December 31, 2019, for any reason other than Cause (as defined in the Krause Employment Agreement), he would be entitled to receive severance payments totaling $2,551,660 payable in a lump sum. Also, if Mr. Krause’s employment with the Company was terminated for any reason other than Cause, all unvested RSUs would become fully vested. If Mr. Krause’s employment with the Company was terminated for any reason other than Cause on December 31, 2019, the market value of his RSUs which would have accelerated in vesting is $1,644,088.

There is no employment contract with Mr. Krause that provides for any payments or early vesting of any stock options, or any RSUs upon a change of control.

Head of International and Commercial Banking

The Bank entered into an employment agreement with its Head of International and Commercial Banking, Mr. Yen, in 2005 (the “Yen Employment Agreement”). In addition to a base salary and bonus to be determined annually, the Yen Employment Agreement provides for, among other things, an automobile allowance of not less than $850 per month, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Yen’s employment for any reason other than for Cause, he will receive a severance payment of six month’s base salary. In addition, the Yen Employment Agreement provides for severance of two times current salary if he is terminated within 12 months of a change of control or if he resigns within 12 months of a change of control upon (i) reduction in his base salary, or automobile allowance, (ii) a material reduction in this duties; or (iii) a relocation of the principal place of his employment by more than 35 miles.

Under the assumption that Mr. Yen’s employment with the Company was terminated on December 31, 2019, for any reason other than Cause, he would be entitled to receive severance payments totaling $217,500 or, in the case of a termination in relation to a change in control as described above, $870,000.

Pursuant to the terms of our 2016 Stock Incentive Plan, in the event Mr. Yen’s employment is terminated without Cause (as defined thereunder) following a change of control, his outstanding unvested RSUs will vest and awards which performance cycles have yet to be completed will vest assuming target performance is achieved. If Mr. Yen’s employment with the Company was terminated for any reason other than Cause following a change in control on December 31, 2019, the market value of his RSUs which would have accelerated in vesting is $968,034.

CEO to Median Employee Pay Ratio

We are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of Mr. Ng, our Chairman and CEO.

For the year ended December 31, 2019, the annual total compensation of our CEO was $7,413,241 as shown on the “Summary Compensation Table”. The annual total compensation of our median employee for 2019, excluding the CEO, was $78,992, resulting in a ratio of 94 to 1, which is a reasonable estimate calculated in a manner consistent with the applicable rules. Because there have been no significant changes to the Company’s broad-based compensation scheme nor to its employee population, which would significantly impact the compensation of the median employee, the median employee used in 2018 is being used for this 2019 CEO Pay Ratio disclosure.

In determining the median employee, we identified and included all U.S. based employees of East West Bank, other than the CEO who were employed with us as of December 31, 2019. Further, we also included all employees of East West Bank outside of the U.S. based in Hong Kong who were employed with us as of December 31, 2019. The U.S. and Hong Kong based employees represented 96% of our 3,244 total employees, excluding employees on leave of absence as of December 31, 2019. We excluded our employees of East West Bank (China) Limited, our wholly owned subsidiary in China and other employees based in China, totaling 135 or 4% of our total employees. As of December 31, 2019, the Company had 3,010 U.S. based employees and 234 non-U.S. employees.

Our definition of “total compensation,” for purposes of determining our median employee, includes total cash compensation paid during 2019 (excluding 401(k) deferrals and over-time wages) and the grant date fair value of RSUs (or RSU equivalents) awarded in 2019. We did not annualize the compensation for any employees that were not employed by us for all of 2019 or make any full-time equivalent adjustments for part-time employees. For our non-U.S. employees who were included in this calculation, we used the foreign exchange rates applicable as of December 31, 2019 in order to convert their total compensation into U.S. dollars. After determining our median employee, we then calculated such employee’s annual total compensation, in a manner consistent with the requirements of Item 402(u), for purposes of calculating the ratio presented above.

Compensation Committee Interlocks and Insider Participation

During 2019, each of Ms. Campbell and Messrs. Liu and Li served as a member of the Compensation Committee. None of the members of the Compensation Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

Except as provided herein, there are no existing or proposed material transactions between the Company or the Bank and any of its executive officers, directors, or the immediate family or associates of any of the foregoing persons. During 2019, none of our executive officers served on the board of directors or as a member of the compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of the Board or the Compensation Committee.

Proposal 2: Advisory Vote to Approve Executive Compensation

Proposal Snapshot

•         What am I voting on?

Stockholders are being asked, as required by Section 14A of the Exchange Act, to approve, on an advisory basis, the compensation of the Named Executive Officers for 2019 as described in the “Compensation Discussion and Analysis” section beginning on page 29 and the Compensation Tables section beginning on page 50.

•         Voting recommendation:

FOR the advisory vote to approve executive compensation. The Compensation Committee takes very seriously its stewardship responsibility to oversee the Company’s compensation programs and values thoughtful input from stockholders. The Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We currently hold our Say-on-Pay vote every year.

We believe that the information provided in “Compensation Discussion and Analysis” beginning on page 29 demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. The sustained success of the Company’s customer focus and bridge banking model between East and West is reflected in the following key metrics:

•	Full year 2019 net income of $674 million, or $4.61 per diluted share, and revenue of $1.68 billion.
•	Total loans grew 7.4%, to a record level of $34.8 billion.
•	Total deposits grew 5.3%, to a record level of $37.3 billion.
•	The ratio of non-performing assets to total assets was a low 0.27%.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of our Named Executive Officers as reflected in this Proxy Statement and as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the compensation discussion and analysis, the compensation tables, narratives and all related material.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board and the Compensation Committee will consider the vote results when evaluating our compensation policies and practices in the future. Currently, we expect to hold an advisory vote on the compensation paid to our NEOs each year and expect that the next such vote will occur at our annual stockholder meeting next year in 2021.

RATIFICATION OF AUDITORS

Proposal 3: Ratification of Auditors

Proposal Snapshot

•         What am I voting on?

Stockholders are being asked to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection of the independent registered public accounting firm to our stockholders for ratification. If the stockholders should not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

•         Voting recommendation:

FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

KPMG LLP has been approved by the Audit Committee of the Company to be the independent registered public accounting firm of the Company for the 2020 fiscal year. The stockholders are being asked to ratify the selection of KPMG LLP. KPMG LLP has served as our independent registered public accounting firm since 2009. If the stockholders do not ratify such selection by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its selection. Under applicable SEC regulations, the selection of the independent registered public accounting firm is solely the responsibility of the Audit Committee.

Representatives from the firm of KPMG LLP will be present at the Annual Meeting to respond to stockholders’ questions and will be given the opportunity to make a statement if they desire to do so.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

The following is a description of the fees earned by KPMG LLP and other member firms for services rendered to the Company for the years ended December 31, 2019 and December 31, 2018.

	2019	2018
Audit Fees(1)	$3,381,506	$3,033,772
Audit-Related Fees(2)	35,142	36,453
Tax Fees(3)	7,660	8,090
All Other Fees(4)	-	29,091
	$3,424,307	$3,107,405

(1)	Audit fees relate to the integrated audit of the Company’s consolidated financial statements, internal control over financial reporting, the review of the Company’s interim consolidated financial statements, and other audits provided in connection with regulatory filings provided by KPMG LLP. Also includes statutory audit for East West Bank (China) Limited provided by KPMG China.

(2)	Audit-related fees consist of fees for certain professional services provided by KPMG Hong Kong in connection with the review of regulatory filings for East West Bank’s Hong Kong branch.

(3)	Includes tax compliance fees for East West Bank (China) Limited provided by KPMG China.

(4)	For 2018, all other fees included fees for continuing professional education services.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Exchange Act, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5% of the total fees we pay to our independent registered public accounting firm during the fiscal year in which the services were provided.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

Report by Audit Committee

The following Report by Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.

The Audit Committee operates pursuant to a written charter most recently adopted by the Company’s Board on March 3, 2020. The Company’s Audit Committee Charter is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Committee Charting. The Audit Committee held five meetings during the fiscal year ended December 31, 2019. These meetings were attended by all members of the Audit Committee. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent registered public accounting firm.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.

Based on this evaluation, the Audit Committee has retained KPMG LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year. The members of the Audit Committee and the Board believe that, due to KPMG LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of KPMG LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.

In performing its function, the Audit Committee has among other tasks:

•	reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2019 with management and with the independent registered public accounting firm;

•	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•	received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

THE AUDIT COMMITTEE

Lester Sussman, Chairman

Molly Campbell

Rudolph I. Estrada

Paul H. Irving

OTHER INFORMATION

Stock Ownership of Principal Stockholders, Directors and Management

The following table presents the beneficial ownership of the Company’s Common Stock as of March 31, 2020, by (i) each person or entity known to the Company to beneficially own more than 5% of the outstanding common stock (or have the right to acquire within 60 days), (ii) the directors and director nominees, (iii) Named Executive Officers, and (iv) all directors and executives, as a group:

Name and Address of Beneficial Owner	Common Stock Number of Shares Beneficially Owned	Percent of Class
5% Holders
BlackRock, Inc. (1)	16,661,376	11.4%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(2)	13,546,423	9.3%
100 Vanguard Boulevard
Malvern, PA 19355
Directors and Named Executive Officers (3)
Molly Campbell	8,258	*
Iris S. Chan	26,932	*
Archana Deskus	1,893	*
Rudolph I. Estrada(4)	16,078	*
Paul H. Irving	30,268	*
Douglas P. Krause	69,969	*
Herman Y. Li	25,789	*
Jack C. Liu	21,472	*
Dominic Ng (5)	672,232	*
Irene H. Oh	68,676	*
Lester M. Sussman	13,677	*
Andy Yen	61,970	*
Catherine Zhou	2,512	*
All Directors and Executive Officers, as a group (13 persons)	1,017,833	*
*	Less than 1%.

(1)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2019, based on the Schedule 13G/A filed by BlackRock, Inc. on February 4, 2020. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 15,399,240 shares and sole dispositive power with respect to 16,661,376 shares of the Company’s common stock.

(2)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2019, based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 12, 2020. According to the Schedule 13G/A, Vanguard Group, Inc. has sole voting power with respect to 103,687 shares, shared voting power with respect to 39,336 shares, sole dispositive power with respect to 13,418,274 shares and shared dispositive power with respect to 128,149 shares of the Company’s common stock.

(3)	Excludes time-based or performance-based restricted stock units (“RSUs”) that were not vested as of March 31, 2020. There were no time-based or performance-based RSUs that are expected to vest within 60 days from March 31, 2020.

(4)	167 of these shares are held in three trusts, for the benefit of family members, for which Mr. Estrada has voting and investment power.

(5)	53,000 of these shares are held in two trusts, for the benefit of family members, for which Mr. Ng has voting and investment power.

Proposals of Stockholders

Proposals of stockholders intended to be included in the proxy materials for the 2021 annual meeting of stockholders must be received by the Secretary of East West Bancorp, Inc. 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101 by December 14, 2020 (120 calendar days prior to the anniversary of this year’s April 13, 2020 mailing date).

Under Rule 14a-8 adopted by the SEC under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the Proxy Statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and by the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2021 annual meeting of stockholders is February 27, 2021 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal without discussion when and if the proposal is raised at the 2021 annual meeting of stockholders.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the Annual Meeting. The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

Annual Report on Form 10-K

Our financial statements for the fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K, which was filed with the SEC and which we will make available to stockholders at the same time as this Proxy Statement. Our annual report and this Proxy Statement are posted on our website at www.eastwestbank.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report and any exhibits thereto without charge by sending a written request to Investor Relations, East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101. The Company’s Annual Report on Form 10-K will be mailed to all stockholders. The Annual Report on Form 10-K includes financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2019, and the report thereon of KPMG LLP, the Company’s independent registered public accounting firm.

Other Business

Management knows of no business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the Proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board and authority to do so is included in the Proxy.

EAST WEST BANCORP, INC.

DOUGLAS P. KRAUSE

Corporate Secretary

Pasadena, California

April 3, 2020

01 - Molly Campbell 04 - Rudolph I. Estrada 07 - Dominic Ng 02 - Iris S. Chan 05 - Paul H. Irving 08 - Lester M. Sussman 03 - Archana Deskus 06 - Jack C. Liu For Against Abstain For Against Abstain For Against Abstain 1 U P X East West Bancorp, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 038UUC + + Proposals — The Board of Directors recommend a vote FOR A all the nominees listed and FOR Proposals 2 and 3. 2. To approve, on an advisory basis, our executive compensation for 2019. 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 1. To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, partnership or other entity, please sign full entity name by authorized officer, giving full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2020 Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/EWBC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by May 18, 2020 at 11:59 p.m., ET Your vote matters – here’s how to vote! Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EWBC IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Annual Meeting of Stockholders – Tuesday, May 19, 2020 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Irene Oh and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California at 2:00 p.m., Pacific Time, on Tuesday, May 19, 2020, and any postponement or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS); “FOR” PROPOSAL 2 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION); “FOR” PROPOSAL 3 (RATIFICATION OF AUDITORS). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. (Continued and to be marked, dated and signed, on the other side) REVOCABLE PROXY - EAST WEST BANCORP, INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EWBC IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

01 - Molly Campbell 04 - Rudolph I. Estrada 07 - Dominic Ng 02 - Iris S. Chan 05 - Paul H. Irving 08 - Lester M. Sussman 03 - Archana Deskus 06 - Jack C. Liu For Against Abstain For Against Abstain For Against Abstain 1 U P X East West Bancorp, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 038UVC + + Proposals — The Board of Directors recommend a vote FOR A all the nominees listed and FOR Proposals 2 and 3. 2. To approve, on an advisory basis, our executive compensation for 2019. 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 1. To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signer is a corporation, partnership or other entity, please sign full entity name by authorized officer, giving full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2020 Annual Meeting Proxy Card For Against Abstain

Annual Meeting of Stockholders – Tuesday, May 19, 2020 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Irene Oh and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California at 2:00 p.m., Pacific Time, on Tuesday, May 19, 2020, and any postponement or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS); “FOR” PROPOSAL 2 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION); “FOR” PROPOSAL 3 (RATIFICATION OF AUDITORS). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. (Continued and to be marked, dated and signed, on the other side) REVOCABLE PROXY - EAST WEST BANCORP, INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Step 1: Go to www.envisionreports.com/EWBC. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. www.envisionreports.com/EWBC Online Go to www.envisionreports.com/EWBC or scan the QR code — login details are located in the shaded bar below. East West Bancorp, Inc. Stockholder Meeting Notice 038VTC + + Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of East West Bancorp, Inc. to be Held on May 19, 2020 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting of stockholders, including the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 9, 2020 to facilitate timely delivery. 2 N O T Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Votes submitted electronically must be received by May 18, 2020 at 11:59 p.m., ET Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares.

Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — Internet – Go to www.envisionreports.com/EWBC. Click Cast Your Vote or Request Materials. — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Proxy Materials East West Bancorp, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 9, 2020. East West Bancorp, Inc.’s Annual Meeting of Stockholders will be held on May 19, 2020 at 135 N. Los Robles Ave., 6th Floor, Pasadena, California, at 2:00 p.m. Pacific Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. To elect eight directors to serve until the next annual meeting of stockholders and to serve until their successors are elected and qualified: 01 - Molly Campbell 02 - Iris S. Chan 03 - Archana Deskus 04 - Rudolph I. Estrada 05 - Paul H. Irving 06 - Jack C. Liu 07 - Dominic Ng 08 - Lester M. Sussman 2. To approve, on an advisory basis, our executive compensation for 2019. 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Annual Stockholder Meeting Notice